Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NOVOSTE CORPORATION,

ONIA ACQUISITION CORP.

AND

ONI MEDICAL SYSTEMS, INC.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION		2
1.1	Certain Definitions	2
1.2	Additional Definitions; Cross References	6
1.3	Interpretation	9

ARTICLE II THE MERGER		10
2.1	The Merger	10
2.2	Effective Time; Closing	10
2.3	Effect of the Merger	10
2.4	Certificate of Incorporation; Bylaws	10
2.5	Directors and Officers	11
2.6	Effect on Securities	11
2.7	Calculation of Total Consideration Shares and the Exchange Ratios	12
2.8	Determination of Novoste Valuation	15
2.9	Determination of ONI Valuation	17
2.10	Certain Termination Rights; Special Dividend Right	18
2.11	Exchange of Certificates	19
2.12	Other Adjustments to Exchange Ratios	19
2.13	Fractional Shares	20
2.14	Lost, Stolen or Destroyed Certificates	20
2.15	No Liability	20
2.16	Termination of Exchange Fund	20
2.17	No Further Ownership Rights in ONI Common Stock	20
2.18	Tax and Accounting Consequences	20
2.19	Taking of Necessary Action; Further Action	20
2.20	Dissenters’ Rights	21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ONI		21
3.1	Corporate Status	21
3.2	Capital Stock	22
3.3	Subsidiaries	22
3.4	Authority for Agreement; Noncontravention; Required Filings and Consent Required Vote	23
3.5	Financial Statements	25
3.6	Absence of Material Adverse Changes	25
3.7	Absence of Undisclosed Liabilities	27
3.8	Permits; Compliance with Applicable Law, Charter and By-Laws	27
3.9	Regulatory Matters	27
3.10	Warranty Matters	29
3.11	Litigation and Proceedings	29
3.12	Tax Matters	30
3.13	Employee Benefit Plans	32
3.14	Employment-Related Matters	34
3.15	Environmental	35

i

3.16	No Undisclosed Broker’s or Finder’s Fees	36
3.17	Assets Other Than Real Property	36
3.18	Real Property	37
3.19	Agreements, Contracts and Commitments	38
3.20	Intellectual Property	40
3.21	Employee Agreements	42
3.22	Insurance Contracts	42
3.23	Absence of Certain Relationships	42
3.24	Foreign Corrupt Practices	42
3.25	Powers-of-attorney	43
3.26	Operations Documents	43
3.27	Takeover Statues; Rights Agreement	43
3.28	Full Disclosure	43
3.29	Acknowledgement	43

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NOVOSTE AND MERGER SUB		43
4.1	Corporate Status	43
4.2	Capital Stock	44
4.3	Subsidiaries	45
4.4	Authority for Agreement; Noncontravention	46
4.5	SEC Filings; Novoste Financial Statements; Wind Down Plan	47
4.6	Absence of Material Adverse Changes	49
4.7	Absence of Undisclosed Liabilities	50
4.8	Permits; Compliance with Applicable Law, Charter and By-Laws	50
4.9	Regulatory Matters	50
4.10	Warranty Matters	52
4.11	Litigation and Proceedings	53
4.12	Tax Matters	53
4.13	Employee Benefit Plans	55
4.14	Employment-Related Matters	57
4.15	Environmental	59
4.16	No Undisclosed Broker’s or Finder’s Fees	60
4.17	Assets Other Than Real Property	60
4.18	Real Property	61
4.19	Agreements, Contracts and Commitments	62
4.20	Intellectual Property	64
4.21	Employee Agreements	65
4.22	Insurance Contracts	66
4.23	Banking Relationships	66
4.24	Absence of Certain Relationships	66
4.25	Foreign Corrupt Practices	66
4.26	Powers-of-attorney	67
4.27	Takeover Statues; Rights Agreement	67
4.28	Fairness Opinion	67
4.29	Full Disclosure	67
4.30	Acknowledgement	67

ARTICLE V REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MERGER SUB		68
5.1	Corporate Status	68
5.2	Ownership	68
5.3	Limited History and Purpose	68
5.4	Authority for Agreement	68

ARTICLE VI CONDUCT PRIOR TO THE EFFECTIVE TIME		68
6.1	Conduct of Business by ONI	68
6.2	Conduct of Business by Novoste	71

ARTICLE VII ADDITIONAL AGREEMENTS		73
7.1	Proxy Statement	73
7.2	Meeting of Novoste Stockholders	74
7.3	Board of Directors of Novoste as of the Effective Time	75
7.4	No Solicitation by Novoste	75
7.5	No Solicitation by ONI	78
7.6	Confidentiality; Access to Information	80
7.7	Public Disclosure	80
7.8	Reasonable Efforts; Notification	81
7.9	Indemnification; Tail D&O Insurance	82
7.10	Termination of Employee Stock Purchase Plan	83
7.11	Rights Agreement; Takeover Statutes	83
7.12	Restrictive Legend	84
7.13	Section 16	84
7.14	Performance by Merger Sub	84
7.15	Employee Benefit Matters	84
7.16	Representation Letter	85
7.17	Continued Listing of Novoste Common Stock	85

ARTICLE VIII CONDITIONS TO THE MERGER		85
8.1	Conditions to Obligations of Each Party to Effect the Merger	85
8.2	Additional Conditions to Obligations of ONI	86
8.3	Additional Conditions to the Obligations of Novoste and Merger Sub	87

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		88
9.1	Termination	88
9.2	Notice of Termination; Effect of Termination	90
9.3	Fees and Expenses	90
9.4	Amendment	91
9.5	Extension; Waiver	92

ARTICLE X GENERAL PROVISIONS		92
10.1	Non-Survival of Representations and Warranties	92
10.2	Notices	92
10.3	Counterparts	93
10.4	Entire Agreement; Third Party Beneficiaries	93

10.5	Severability	93
10.6	Other Remedies; Specific Performance; Fees	93
10.7	Governing Law; Submission to Jurisdiction	94
10.8	Rules of Construction	94
10.9	Assignment	94
10.10	Waiver Of Jury Trial	94

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 18, 2005, by and among Novoste Corporation, a Florida corporation (“Novoste”), ONIA Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Novoste (“Merger Sub”), and ONI Medical Systems, Inc., a Delaware corporation (“ONI”).

RECITALS

WHEREAS, pursuant to this Agreement, Merger Sub will merge with and into ONI (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and subject to the conditions set forth herein, the Merger will result in, among other things, ONI being the surviving corporation of the Merger and becoming a wholly-owned subsidiary of Novoste;

WHEREAS, the Board of Directors of Novoste (the “Novoste Board of Directors”) has approved: (i) this Agreement and the Merger, (ii) the issuance of the shares of Novoste Common Stock to be delivered to ONI’s stockholders in the Merger (the “Novoste Share Issuance”), (iii) an amendment to the Novoste articles of incorporation to increase the number of authorized shares of Novoste Common Stock to 75,000,000 from 25,000,000 (the “Novoste Share Increase Charter Amendment”), (iv) an amendment to the Novoste articles of incorporation to change the name of Novoste to ONI Medical Systems, Inc., effective upon the Effective Time (the “Novoste Name Change Charter Amendment” and, together with the Novoste Share Increase Charter Amendment, the “Novoste Charter Amendments”), and (v) the extension concurrent with the execution of this Agreement of a senior unsecured loan to ONI in the principal amount of $3 million bearing interest at a rate of 8% per annum (the “Loan”), which Loan is evidenced by a promissory note of ONI dated as of the date hereof (the “Promissory Note”), and for which Loan ONI, among other things, has granted to Novoste a warrant (the “Warrant”) to purchase up to an aggregate of 2,325,581 shares of ONI Series A Preferred, at an exercise price of $1.29 per share;

WHEREAS, the Novoste Board of Directors has recommended to the holders of Novoste Common Stock (i) the approval of the Novoste Share Issuance, (ii) the approval and adoption of the Novoste Share Increase Charter Amendment, and (iii) the approval and adoption of the Novoste Name Change Charter Amendment;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board of Directors”) has approved this Agreement and recommended its adoption to Novoste, the sole stockholder of Merger Sub;

WHEREAS, in order to induce ONI to enter into this Agreement (i) Novoste has extended the Loan to ONI and (ii) the directors and certain executive officers of Novoste have entered into voting agreements (including irrevocable proxies) pursuant to which, among other things, each such director and officer agrees to vote in favor of the Novoste Share Issuance and the Novoste Charter Amendments;

WHEREAS, (i) the Board of Directors of ONI (the “ONI Board of Directors”) has adopted a resolution approving this Agreement and the Merger and declaring this Agreement and the Merger advisable, and (ii) concurrently with the execution hereof, certain stockholders of ONI have executed written consents pursuant to which, among other things, each such stockholder (A) consents in writing in favor of approval and adoption of this Agreement and the Merger, and (B) waives any and all rights to dissent from the Merger and seek appraisal of the shares of ONI Capital Stock owned by such stockholder;

WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a “reorganization” pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions and Construction

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any entity, any Person or other entity which controls, is controlled by, or is under common control with, such entity. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Commercial Software” means, with respect to a party, packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which are in no way a component of or incorporated in or specifically required to develop any of such party’s products, related trademarks or technology, as the case may be.

“Copyrights” means all copyrights in both published and unpublished works, whether registered (if capable of registration in any relevant jurisdiction) or unregistered (including all registrations and applications for registration of the foregoing).

“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security (other than restrictions on transfer under applicable securities laws) or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Claim” means any notice (oral or written) indicating potential liability (including potential liability for Remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) or information request from a Governmental Entity arising under any environmental Law, and including but not limited to, any notice alleging potential liability arising out of, based on or resulting from: (a) the Release of, or exposure to, any Material of Environmental Concern at any location or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or permit.

“Environmental Laws” mean any and all applicable federal, state, local and foreign statutes, regulations and ordinances relating to the protection of public health, safety or the environment in effect on or prior to the Closing Date.

“ERISA Affiliate” means with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Sections 414(b), (c) and (m) of the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any domestic or foreign, international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity.

“Intellectual Property” means Patents, Copyrights, Trademarks, Trade Secrets and any maskworks or other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations and the like with respect thereto.

“Knowledge” or words of similar import used in this Agreement mean the actual knowledge of each officer and director of the applicable entity, without any duty of inquiry or investigation.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Materials of Environmental Concern” means radioactive material, petroleum and its by-products and any and all other substances or constituents that they are regulated by, listed under or form the basis of liability under, any Environmental Law.

“Novoste Common Stock” means the common stock, par value $0.01 per share, of Novoste.

“Novoste Facilities” means the physical locations subject to Novoste Leases.

“Novoste Leases” means each lease, sublease, license, concession, or other agreement under which any Novoste Group Member possesses, uses, occupies or enjoys, or has the right to possess, use, occupy or enjoy, any real property or interest therein.

“Novoste Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (whether or not such change, event, violation, inaccuracy, circumstance or effect constitutes a breach of a representation, warranty or covenant made by Novoste in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Novoste taken as a whole with its Subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from changes in general economic conditions or changes affecting the industry generally in which Novoste operates (provided that such changes do not affect Novoste in a disproportionate manner); provided, however, that none of the following, in and of itself, shall constitute a Novoste Material Adverse Effect (i) a decline in the market price of Novoste Common Stock, (ii) any notice or other communication from the Nasdaq Stock Market regarding Novoste’s compliance or non-compliance with the listing requirements of the Nasdaq Stock Market (whether related to this Agreement and the transactions contemplated hereby or otherwise), (iv) the commencement of delisting proceedings by the Nasdaq Stock Market against Novoste Common Stock (whether as a result of this Agreement and the transactions contemplated hereby or otherwise), (iv) the delisting of Novoste Common Stock (whether voluntarily by Novoste or otherwise) from the Nasdaq Stock Market, or (v) any failure by Novoste to establish or maintain a listing or quotation of the Novoste Common Stock on the Nasdaq Stock Market or on another exchange registered with the SEC, including any failure of the Novoste Common Stock to be listed or quoted on any exchange or market system.

“ONI Facilities” means the physical locations subject to ONI Leases.

“ONI Leases” means each lease, sublease, license, concession or other agreement under which any ONI Group Member possesses, uses, occupies or enjoys, or has the right to possess, use, occupy or enjoy, any real property or interest therein.

“ONI Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (whether or not such change, event, violation, inaccuracy, circumstance or effect constitutes a breach of a representation, warranty or covenant made by ONI in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of ONI taken as a whole with its Subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from changes in general economic conditions or changes affecting the industry generally in which ONI operates (provided that such changes do not affect ONI in a disproportionate manner).

“Patents” means United States and foreign patents and patent applications (including any issued or pending patents, continuations, divisionals, continuations-in-part, reexams, reissues and extensions thereof) and inventions and discoveries that may be patentable.

“Permitted Encumbrances” means (a) liens for current taxes, water and sewer charges and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens or other claims arising under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens arising under Article 9 of the Uniform Commercial Code that are purchase money security interests, and (h) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise materially adversely affect or impair the business or operations of such party.

“Person” means any individual, corporation, partnership, limited liability company, business trust, sole proprietorship, Governmental Entity, or other entity or organization.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Materials of Environmental Concern from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Materials of Environmental Concern.

“Rights Agreement” means the Amended and Restated Rights Agreement dated as of July 29, 1999, between Novoste and American Stock Transfer & Trust Company, as rights agent.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of a specified entity will means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

“Tax Liability” means a Liability relating to Taxes.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or Personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (ii) any transferee liability in respect of any items described in clause (i) above.

“Trademarks” means all business names, trade names, trademarks (whether registered or unregistered), trade dress and service marks, URLs and Internet domain names, designs and slogans (including any registrations or applications for registration for any of the foregoing), together with all goodwill related to the foregoing.

“Trade Secrets” means any information (including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers) which is not commonly known by or available to the public and which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use.

“Trading Market” means a self-regulatory organization or the trading market on which the Novoste Common Stock is listed or quoted for trading on the date in question, whether it be the NASDAQ National Market, the NASDAQ SmallCap Market, the OTC Bulletin Board or some other nationally recognized securities trading market.

1.2 Additional Definitions; Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below have the respective meanings therein defined:

Agreement	First Paragraph
Allocation Ratio	2.7(c)(i)
Certificate of Merger	2.2
Certificates	2.11(c)
Closing Date	2.2
Closing	2.2
Code	Recitals
Common Stock Exchange Ratio	2.7
Delaware Takeover Statute	3.27
Determination Date	2.8(c)
Determination Date Calculations	2.8(c)
Determination Date Update	2.8(c)
Determination Date Worksheet	2.8(c)
DGCL	Recitals
Dissenting Shares	2.20(a)
Effective Time	2.2
Exchange Agent	2.11(a)
Exchange Fund	2.11(b)
Excluded Securities	2.6(c)
Expense Certificate	2.7(c)(vi)
FBCA	7.2
FDA	3.9(a)
Florida Takeover Statute	4.27
Final Calculation Statement	2.7(c)(ii)
Foreign Authorities	3.9(a)
GAAP	3.5
Change of Control Payments	3.12(e)
Indemnified Parties	7.9(b)
Loan	Recitals
LOI	7.6(a)
MDR	3.9(h)
Merger Sub Board of Directors	Recitals
Merger Sub Common Stock	2.6(g)
Merger Sub	First Paragraph
Merger	Recitals
Novoste Balance Sheet Date	4.6(a)
Novoste Balance Sheet	4.5(b)
Novoste Board of Directors	Recitals
Novoste Charter Amendments	Recitals
Novoste Closing Determination Assets	2.7(c)(iii)
Novoste Closing Determination Liabilities	2.7(c)(iv)
Novoste Common Stock	4.2(a)
Novoste Competing Transaction	7.4(a)
Novoste Consultant	4.14(b)
Novoste Employee List	4.14(b)
Novoste Employee	4.14(b)
Novoste ESPP	4.2(c)
Novoste Financial Statements	4.5(b)

Novoste Group Member	4.3(a)
Novoste Indemnified Parties	7.9(b)
Novoste Insurance Contracts	4.22
Novoste Intellectual Property	4.20(c)
Novoste License Agreements	4.20(b)
Novoste Material Agreements	4.19(a)
Novoste Name Change Charter Amendment	Recitals
Novoste Net Cash Assets	2.7(c)(v)
Novoste Options	4.2(b)
Novoste Outbound Licenses	4.20(e)
Novoste Owned Intellectual Property	4.20(d)
Novoste Patents	4.20(h)
Novoste Plans	4.13(a)
Novoste Remaining Directors	7.3
Novoste SEC Filings	4.5(a)
Novoste Share Increase Charter Amendment	Recitals
Novoste Share Issuance	Recitals
Novoste Stockholder Approvals	4.4(c)
Novoste Stockholders Meeting	7.2
Novoste Subsidiary	4.3(a)
Novoste Superior Proposal	7.4(e)
Novoste Tangible Assets	4.17(a)
Novoste Trademarks	4.20(g)
Novoste Transaction Expenses	2.7(c)(vi)
Novoste Triggering Event	9.1(l)
Novoste Valuation	2.7(c)(vii)
Novoste Welfare Plan	4.13(f)
Novoste	First Paragraph
Objection Notice	2.8(d)
ONI Balance Sheet Date	3.6(a)
ONI Balance Sheet	3.5
ONI Board of Directors	Recitals
ONI Calculations	2.8(d)
ONI Capital Stock	2.6(b)
ONI Common Stock	2.6(a)
ONI Competing Transaction	7.5(a)
ONI Consultant	3.14(b)
ONI Designated Directors	7.3
ONI Employee List	3.14(b)
ONI Employee	3.14(b)
ONI Financial Statements	3.5
ONI Group Member	3.3
ONI Indemnified Parties	7.9(a)
ONI Insiders	7.13
ONI Insurance Contracts	3.22
ONI Intellectual Property	3.20(c)

ONI License Agreements	3.20(b)
ONI Material Agreements	3.19(a)
ONI Option Plan	2.6(d)
ONI Option	2.6(d)
ONI Outbound License	3.20(e)
ONI Owned Intellectual Property	3.20(d)
ONI Patents	3.20(h)
ONI Plans	3.13(a)
ONI Series A Preferred	2.6(b)
ONI Stockholder Approval	3.4(c)
ONI Subsidiary	3.3
ONI Superior Proposal	7.5(e)
ONI Tangible Assets	3.17(a)
ONI Trademarks	3.20(g)
ONI Triggering Event	9.1(l)
ONI Valuation	2.7(c)(viii)
ONI Warrants	2.6(d)
ONI Welfare Plan	3.13(f)
ONI	First Paragraph
Permits	3.8
PMA	3.9(a)
Preliminary Calculation Statement	2.7(c)(ix)
Product	2.9(a)
Promissory Note	Recitals
Proxy Statement	7.1(a)
Response Notice	2.8(d)
Section 16 Information	7.13
Series A Exchange Ratio	2.7(b)
Surviving Corporation	2.1
Target	2.9(a)
Target Period	2.9(a)
Total Consideration Shares	2.7(c)(x)
Total Novoste Effective Time Shares	2.7(c)(xi)
Total ONI Effective Time Common Stock	2.7(c)(xii)
Total ONI Effective Time Series A	2.7(c)(xiii)
Update	2.8(b)
Warrant	Recitals
Wind Down Plan	2.8(a)
Worksheet	2.8(a)

1.3 Interpretation. When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule, as applicable, to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. Unless otherwise indicated to the contrary herein by the context or use thereof, (i) the words, “herein,”“hereto,”“hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa, and (iii) words importing the singular shall also include the plural, and vice versa. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended.

ARTICLE II

The Merger

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of DGCL, at the Effective Time, Merger Sub shall be merged with and into ONI, the separate corporate existence of Merger Sub shall cease, and ONI shall continue as the surviving corporation of the Merger. The corporation surviving the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as reasonably determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of DGCL (the “Certificate of Merger”), as soon as practicable on or after the Closing Date. The time of such filing (or such later time as may be agreed in writing by ONI and Novoste and specified in the Certificate of Merger, is referred to herein as the “Effective Time.” The closing of the Merger (the “Closing”) shall take place at the offices of Foley Hoag LLP, or at such other place specified by the parties, at a time and date to be specified by ONI; provided, that such date is no less than five business days and no more than ten business days after the first date on which all conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, or at such other time and date as ONI and Novoste agree in writing. The date on which the Closing shall actually take place is referred to herein as the “Closing Date.”

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of ONI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of ONI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws. The Certificate of Merger shall provide, among other things, that at the Effective Time, (i) the certificate of incorporation of ONI as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, with a new corporate name to be designated by ONI, and (ii) the by-laws of ONI in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, in each case until amended in accordance with applicable law.

2.5 Directors and Officers. From and after the Effective Time, the individuals listed on Schedule 2.5 shall be the initial directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the DGCL. On or prior to the Closing Date, Merger Sub shall deliver to ONI a written resignation, in form and substance satisfactory to ONI, from each director and officer of Merger Sub, effective as of the Effective Time.

2.6 Effect on Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, ONI or the holders of any of the following securities:

(a) Conversion of ONI Common Stock. Each share of common stock, par value $0.01 per share, of ONI (the “ONI Common Stock”), issued and outstanding immediately prior to the Effective Time, other than any Excluded Securities and any Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive that number of shares of Novoste Common Stock as is equal to the Common Stock Exchange Ratio.

(b) Conversion of ONI Series A Preferred. Each share of Series A Convertible Preferred Stock, par value $0.01 per share, of ONI (the “ONI Series A Preferred,” and together with ONI Common Stock, the “ONI Capital Stock”), issued and outstanding immediately prior to the Effective Time, other than any Excluded Securities and any Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive that number of shares of Novoste Common Stock as is equal to the Series A Exchange Ratio.

(c) Cancellation of ONI-Owned and Novoste-Owned Securities. Each share of ONI Common Stock, ONI Series A Preferred or any other security of ONI (including, without limitation, the Warrant) held by ONI or owned by Merger Sub, Novoste or any direct or indirect wholly owned subsidiary of ONI or of Novoste immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof (collectively, the “Excluded Securities”).

(d) Conversion of Stock Options. Each unexpired and unexercised option to purchase ONI Common Stock outstanding immediately prior to the Effective Time (whether vested or not), under ONI’s 1997 Incentive and Nonqualified Stock Option Plan (the “ONI Option Plan”), pursuant to another ONI compensatory plan or otherwise (each such option, whether issued pursuant to ONI Option Plan or otherwise, an “ONI Option”), shall be assumed by Novoste. Each ONI Option so assumed by Novoste will continue to have, and be subject to, the applicable terms and conditions set forth in the ONI Option Plan, if issued pursuant to the ONI Option Plan, and any option agreement between ONI and the optionee with regard to such ONI Option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each such ONI Option will be exercisable (or will become vested and exercisable in accordance with its terms) for that number of whole shares of Novoste Common Stock equal to the product of the number of shares of ONI Common Stock that were issuable pursuant to such ONI Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounded down to the nearest whole number of shares of Novoste Common Stock, and (ii) the per share exercise price for the shares of Novoste

Common Stock issuable pursuant to each such assumed ONI Option will be equal to the quotient determined by dividing the exercise price per share of ONI Common Stock at which such ONI Option was exercisable immediately prior to the Effective Time by the Common Stock Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with any party hereto or any Subsidiary of any party hereto shall be credited to the optionee for purposes of determining the vesting of all assumed ONI Options after the Effective Time. It is intended that ONI Options assumed by Novoste shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code, if such ONI Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this Section 2.6(d) shall be applied consistently with such intent.

(e) Conversion of Warrants. Each unexpired and unexercised warrant to acquire ONI Common Stock (the “ONI Warrants”) outstanding immediately prior to the effective time (whether exercisable or not), shall be assumed by Novoste. Each ONI Warrant so assumed by Novoste will continue to have, and be subject to, the same terms and conditions set forth in the applicable ONI Warrant immediately prior to the Effective Time (including, without limitation, any vesting provisions), except that (i) each such ONI Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Novoste Common Stock (rounded down to the nearest whole share) equal to the number of shares of ONI Common Stock subject to such ONI Warrant multiplied by the Common Stock Exchange Ratio, and (ii) the per share purchase price for the shares of Novoste Common Stock issuable upon exercise of each such assumed ONI Warrant will be equal to the quotient determined by dividing the per share purchase price of ONI Common Stock at which such ONI Warrant was exercisable immediately prior to the Effective Time by the Common Stock Exchange Ratio, rounded up to the nearest whole cent.

(f) Termination of Warrant. At the Effective Time, the Warrant shall expire and terminate and be of no further force or effect.

(g) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be outstanding as one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

2.7 Calculation of Total Consideration Shares and the Exchange Ratios.

(a) Common Stock Exchange Ratio. The “Common Stock Exchange Ratio” is a fraction, the numerator of which equals the product of (i) the number of Total Consideration Shares multiplied by (ii) 0.3985384234, and the denominator of which equals the number of the Total ONI Effective Time Common Stock.

(b) Series A Preferred Exchange Ratio. The “Series A Exchange Ratio” is a fraction, the numerator of which equals the product of (i) the number of Total Consideration Shares multiplied by (ii) 0.6014615766, and the denominator of which equals the number of the Total ONI Effective Time Series A.

(c) Certain Definitions. When used herein, the following terms have the following meanings:

(i) “Allocation Ratio” shall mean a fraction, the numerator of which is the ONI Valuation, and the denominator of which is the Novoste Valuation.

(ii) “Final Calculation Statement” shall mean a statement setting forth the final determination of the Novoste Closing Determination Assets and Novoste Closing Determination Liabilities as of the Closing Date, which shall be prepared (A) in a manner that is consistent with the preparation of, and the specific instructions and stipulations contained in, the Preliminary Calculation Statement, and (B) using the same consistently applied accounting principles (with respect to all accounting practices, judgments, methodologies and policies (including policies regarding reserves and accruals, inventory and accounts payable)) that were used in preparing the Preliminary Calculation Statement.

(iii) “Novoste Closing Determination Assets” shall mean, as of the Closing Date, all assets of Novoste and its Subsidiaries (including without limitation the outstanding principal amount of the Loan and accrued but unpaid interest thereon) as set forth on the Final Calculation Statement.

(iv) “Novoste Closing Determination Liabilities” shall mean, as of the Closing Date, all liabilities (actual and contingent, accrued and unaccrued), accounts payable, contractual commitments (including cost and expenses associated with the termination of foreign distribution agreements and the dissolution of foreign subsidiaries) of Novoste and its Subsidiaries and amounts accrued for resolution or settlement of litigations as set forth on the Final Calculation Statement.

(v) “Novoste Net Cash Assets” shall mean, as of the Closing Date, all Novoste Closing Determination Assets less all Novoste Closing Determination Liabilities, as finally determined in accordance with Section 2.8.

(vi) “Novoste Transaction Expenses” shall mean all costs and expenses incurred by Novoste (whether or not paid) in connection with the negotiation, preparation or performance of this Agreement and the consummation of the transactions contemplated hereby (including preparation of the Proxy Statement); its being understood and agreed that Transaction Expenses shall include fees and disbursements of consultants, investment bankers and other financial advisors, brokers and finders, counsel (including any services rendered by such counsel after the Effective Time in connection with actions incidental to the transactions contemplated hereby) and accountants. Without limiting the generality of the foregoing, the Novoste Transaction Expenses shall be conclusively presumed to include, without limitation, (A) all fees and disbursements paid or payable by Novoste to Hogan & Hartson LLP, counsel to Novoste, and to Ernst & Young LLP, accountants for Novoste, relating to this Agreement or the transactions, contemplated hereby, (B) any fees and disbursements paid or payable by Novoste to Asante Partners, LLC, financial advisor to Novoste, (C) any fees and disbursements paid or payable by Novoste to Grant Thornton LLP, advisor to Novoste, and (D) all amounts paid or payable by Novoste to any broker or finder in connection with this Agreement or the transactions contemplated hereby. At the time of the delivery of the

Determination Date Update pursuant to Section 2.8(c), Novoste shall deliver to ONI a certificate executed by Novoste’s Chief Financial Officer and the Chief Executive Officer setting forth in reasonable detail all of the Novoste Transaction Expenses (the “Expense Certificate”).

(vii) “Novoste Valuation” shall mean, and shall be equal to, the amount of the Novoste Net Cash Assets, as finally determined pursuant to Section 2.8; provided, however, that (i) in the event that the amount of the Novoste Net Cash Assets as finally determined pursuant to Section 2.8 is (A) more than or equal to $11,750,000 and (B) less than or equal to $13,250,000, then the Novoste Valuation shall be $12,500,000 and (ii) in the event that the amount of the Novoste Net Cash Assets is equal to or greater than the ONI Valuation, then (X) notwithstanding anything in this Agreement to the contrary, Novoste shall be permitted, prior to Closing, to distribute as a dividend or other distribution an amount of cash or property to its shareholders equal to (1) the amount of the Novoste Net Cash Assets minus (2) the amount of the ONI Valuation minus one dollar, and (Y) the Novoste Valuation shall equal the ONI Valuation minus one dollar. For clarification it is specifically provided that in the event that the amount of the Novoste Net Cash Assets, as finally determined pursuant to Section 2.8, is more than $13,250,000 or less than $11,750,000, then, except as set forth in clause (ii) of the previous sentence, the Novoste Valuation shall be the amount of the Novoste Net Cash Assets as so determined.

(viii) “ONI Valuation” shall mean, and shall be equal to, $20,000,000; provided, however, that the ONI Valuation may be subject to adjustment, and shall be finally determined, pursuant to and in accordance with the provisions of Section 2.9.

(ix) “Preliminary Calculation Statement” shall mean the form of Final Calculation Statement, dated the date hereof, as agreed to by the parties hereto.

(x) “Total Consideration Shares” shall mean the number of shares of Novoste Common Stock obtained by multiplying the Total Novoste Effective Time Shares by the Allocation Ratio.

(xi) “Total Novoste Effective Time Shares” shall mean the sum of the number of shares of Novoste Common Stock (A) issued and outstanding immediately prior to the Effective Time, (B) issuable upon exercise, conversion or exchange of all options, warrants and other exercisable, convertible and exchangeable securities of Novoste (excluding, however, any Novoste Options), outstanding immediately prior to the Effective Time, if any, (C) issuable upon exercise of any Novoste Options outstanding immediately prior to the Effective Time that have an exercise price per share equal to or less than $2.89, if any, and (D) issuable upon exercise of any Novoste Options held by Novoste Remaining Directors outstanding immediately prior to the Effective Time, if any.

(xii) “Total ONI Effective Time Common Stock” shall mean the sum of the number of shares of ONI Common Stock (A) issued and outstanding immediately prior to the Effective Time, (B) issuable upon conversion of all convertible securities of ONI (excluding, however, the ONI Series A Preferred), issued and outstanding immediately prior to the Effective Time, if any, and (C) issuable upon exercise of all options, warrants and other exercisable securities of ONI (including, without limitation, ONI Options and ONI Warrants, but excluding the Warrant), issued and outstanding immediately prior to the Effective Time, if any, in each case excluding any Excluded Securities but including any Dissenting Shares.

(xiii) “Total ONI Effective Time Series A” shall mean the aggregate number of shares of ONI Series A Preferred issued and outstanding immediately prior to the Effective Time, if any, excluding any Excluded Securities but including any Dissenting Shares.

2.8 Determination of Novoste Valuation.

(a) Wind Down Plan. Set forth on Exhibit A is a copy of the plan for the closing and winding down of all current businesses of Novoste and each of its Subsidiaries (including, without limitation, terminating all operations and all contractual commitments and other obligations) (such plan, as amended pursuant to and in accordance with the provisions of this Section 2.8, the “Wind Down Plan”). The Wind Down Plan reflects the good faith estimate of Novoste as to the expenses to be incurred and the revenue to be generated by Novoste in the course of the implementation and execution of the Wind Down Plan, and with respect to amounts to be set forth on the Final Calculation Statement, includes Novoste’s good faith estimate of such amounts assuming the close and wind down of all current businesses of Novoste and its Subsidiaries shall be completed as projected and reflected on the Wind Down Plan. Attached to the Wind Down Plan is a worksheet (the “Worksheet”) setting forth (A) the number of Total Novoste Effective Time Shares (with breakdown to the categories described in Section 2.7(c)(xi)), (B) the number of Total ONI Effective Time Common Stock (with breakdown to the categories described in Section 2.7(c)(xii)) and the number of shares of Total ONI Effective Time Series A, in each case of clauses (A) and (B) above, that would be in effect if the Effective Date was the date hereof, (C) the Novoste Valuation based on the amount of the Novoste Net Cash Assets as reflected on the Wind Down Plan (Exhibit A), and (D) a detailed calculation of the Total Consideration Shares and the Common Stock Exchange Ratio and the Series A Exchange Ratio that would be in effect if (1) the Effective Date was the date hereof, (2) the amount of the Novoste Net Cash Assets was as reflected on the Wind Down Plan (Exhibit A), and (C) the ONI Valuation was $20,000,000. Unless otherwise agreed in writing by Novoste and ONI, following the date hereof, Novoste shall continue to implement and execute the closing and wind down of all businesses and operations of Novoste and its Subsidiaries pursuant to and in accordance with the Wind Down Plan (Exhibit A).

(b) Periodic Updates of Wind Down Plan. From the date hereof through the date on the delivery of the Final Update, Novoste shall continuously update the Wind Down Plan to reflect the progress made in the course of the implementation and execution of Wind Down Plan and changes to the amount of the Novoste Net Cash Assets, and shall provide ONI weekly updates of the Wind Down Plan (each, an “Update”). Each such Update shall be prepared in the form of the Wind Down Plan (Exhibit A), and shall set forth and reflect, among other things, (A) any and all material changes with respect to Novoste and the Wind Down Plan, (B) any inventory or capital assets sold, (C) any accounts receivable collected, any accounts payable paid and any other expenses incurred, (D) any pending or threatened litigations, claims and other Liabilities that are not reflected on the Wind Down Plan (Exhibit A), (E) any event or fact that occurs, or of which Novoste becomes aware that could reasonably affect the estimate of any litigation, claim and other Liability specified in the Wind Down Plan (Exhibit A), (F) such other information reasonably requested by ONI, and (G) a calculation of the amount of the Novoste

Net Cash Assets as of the date of such Update. The Updates shall not include updates to the Worksheet. The Updates shall not be binding on ONI (whether or not ONI disputes any Update at any time after it is submitted).

(c) Determination Date Update; Determination Date Worksheet; Determination Date Calculations. On the next business day after the adoption of the Novoste Stockholder Approvals (the “Determination Date”), ONI shall deliver to Novoste a certificate setting forth the number of Total ONI Effective Time Common Stock (with breakdown to the categories described in Section 2.7(c)(xii)) and the number of Total ONI Effective Time Series A, which Novoste shall use in preparing the Determination Date Worksheet. On the Determination Date, Novoste shall deliver to ONI a draft Final Calculation Statement through such date (the “Determination Date Update”), based on the actual results of the implementation and execution of the Wind Down Plan (including, without limitation, expenses incurred and accounts receivable collected) through and as of such date. The Determination Date Update shall be certified on behalf of Novoste by its Chief Financial Officer and Chief Executive Officer. Along with such Determination Date Update, Novoste shall deliver to ONI a worksheet prepared in the form of the Worksheet and certified on behalf of Novoste by its Chief Financial Officer and Chief Executive Officer (the “Determination Date Worksheet”) setting forth (A) a confirmation by Novoste of the Total Novoste Effective Time Shares, with breakdown to the categories described in Section 2.7(c)(xi), (B) Novoste’s good faith detailed calculation in accordance with Section 2.7 of (1) the amount of the Novoste Net Cash Assets as of the Determination Date, and (2) the resulting Total Consideration Shares and the Common Stock Exchange Ratio and the Series A Exchange Ratio (the calculations reflected on the Determination Date Worksheet are collectively referred to herein as the “Determination Date Calculations”). Absent a manifest error, the Determination Date Update, the Determination Date Worksheet and the Determination Date Calculations (including, without limitation, the amount of the Novoste Net Cash Assets, the number of Total Consideration Shares, the Common Stock Exchange Ratio and the Series A Exchange Ratio set forth therein), shall be binding upon Novoste.

(d) Response by ONI. No later than three business days after receipt by ONI of the Determination Date Update and the Determination Date Worksheet, ONI shall deliver to Novoste written notice (“Response Notice”) specifying whether ONI concurs with the Determination Date Update, the Determination Date Worksheet and the Determination Date Calculations, or disputes any aspect of such materials (other than matters for which a specified dollar amount has been stipulated in the Preliminary Calculation Statement absent the occurrence of specific events, which events have not occurred between the date hereof and the delivery by Novoste of the Determination Date Update). In the event that the Response Notice indicates that ONI concurs with such materials, or in the event that ONI does not deliver a Response Notice within such three business days, (i) the Determination Date Update shall constitute the Final Calculation Statement and (ii) the Determination Date Update, the Determination Date Worksheet and the Determination Date Calculations shall be binding upon ONI for all purposes of determining the amount of the Novoste Net Cash Assets, the Total Consideration Shares, the Common Stock Exchange Ratio and the Series A Exchange Ratio. In the event that the Response Notice indicates that ONI disputes any aspect of the Determination Date Update (other than matters for which a specified dollar amount has been stipulated in the Preliminary Calculation Statement absent the occurrence of specific events, which events have not occurred between the date hereof and the delivery by Novoste of the Determination Date Update), the Determination Date Worksheet or the Determination Date Calculations (such notice, an “Objection Notice”), such Objection Notice must include a reasonably detailed explanation of the reasons for ONI’s objection and a proposed calculation of the amount of the Novoste Net Cash Assets, the number of Total Consideration Shares, the Common Stock Exchange Ratio and the Series A Exchange Ratio (the “ONI Calculations”). Absent a manifest error, the ONI Calculations shall be binding upon ONI. Without limiting the provisions of Section 7.6, to enable ONI to evaluate the Determination Date Update, the Determination Date Worksheet and the Determination Date Calculations Novoste shall, and shall cause it Subsidiaries to, fully cooperate and assist ONI and its representatives, and make available to ONI and its representatives all of the personnel, properties, contracts, books and records, and all other documents, data and information of Novoste and its Subsidiaries, including those relating to the Wind Down Plan and its implementation and execution, as ONI shall request.

(e) Amicable Resolution of Disputes. In the event that ONI delivers an Objection Notice, Novoste and ONI shall attempt to amicably resolve any dispute by good faith negotiations between them during a period of 10 business days after the delivery of the Objection Notice. If Novoste and ONI resolve their disagreements over the disputed items within such 10 business days, the amount of the Novoste Net Cash Assets, the number of Total Consideration Shares, the Common Stock Exchange Ratio and the Series A Exchange Ratio to which Novoste and ONI shall agree in writing, shall be the final and binding upon Novoste and ONI, and the Determination Date Update shall be modified to reflect such resolution and shall constitute the Final Calculation Statement. In the event that Novoste and ONI fail to amicably resolve the disputes between them within such 10 business day period, each of Novoste and ONI shall have the right to terminate this Agreement in accordance with Section 9.1(k) by giving the other party written notice thereof. For the avoidance of doubt, with respect to matters for which a specified dollar amount has been stipulated in the Preliminary Calculation Statement, absent the occurrence of specific events, if such specific events have not occurred between the date hereof and the delivery by Novoste of the Determination Date Update, the parties hereto (A) shall be bound by and may not challenge such stipulated amounts as set forth in the Preliminary Calculation Statement and (B) may not invoke the termination rights set forth in Section 9.1(k) in connection with the determination of such amounts.

2.9 Determination of ONI Valuation.

(a) Basis for ONI Valuation Adjustment. The ONI Valuation may be subject to adjustment based on ONI achieving or exceeding, as the case may be, of a combined Order (as defined in Exhibit B) and Shipment (as defined in Exhibit B) target of The OrthOne® 1.0 Tesla MRI system of ONI (the “Product”) of ONI (the “Target”) during the period commenced on January 1, 2005 and ending May 31, 2005 (the “Target Period”). The Target is set forth on Exhibit B.

(b) Adjustment. As described in further detail on Exhibit B, the ONI Valuation shall not be adjusted if (i) ONI achieves at least 75% of the Target, or (ii) ONI exceeds the Target by no more than 125%. If ONI achieves less than 75% of the Target or exceeds the Target by more than 125%, the ONI Valuation shall be adjusted pursuant to the provisions of Exhibit B.

(c) Periodic Updates. From the date hereof through the end of the Target Period, ONI shall update Novoste on a weekly basis of shipments processed and orders received for the Product.

(d) Certification of Target Achievement. At the Closing, ONI shall deliver to Novoste a certificate dated as of the Closing Date and executed on behalf of ONI by its Chief Financial Officer and Chief Executive Officer, certifying (i) the number of Products shipped by ONI, and the number of Products for which ONI received orders, during the Target Period and (ii) that all such shipments and orders were made or placed on terms and conditions (including deposits, warranty terms, incentives, rebates, and the like) consistent with ONI’s past practices and (iii) that no account receivable arising from any shipment specified as shipped for the purpose of determining the percentage of Target would be reserved against in ONI’s allowance for doubtful accounts in its financial statements in accordance with GAAP applied consistently with ONI’s past practices. Along with such certificate, ONI shall deliver to Novoste copies of such supporting material as shall be reasonably required to evidence such shipment and order information.

2.10 Certain Termination Rights; Special Dividend Right.

(a) If ONI does not achieve at least 55% of the Target, as determined pursuant to Section 2.9, Novoste shall have the right to terminate this Agreement by written notice to ONI in accordance with Section 9.1(l) within five business days after delivery to Novoste of the certificate referred to in Section 2.9(d). If Novoste does not terminate this Agreement within such five business day period, Novoste shall be deemed to have agreed that 55% of the Target has been achieved by ONI, and the ONI Valuation shall be $17,000,000.

(b) If the amount of the Novoste Net Cash Assets as finally determined pursuant to Sections 2.7 and 2.8 shall be less than $10,000,000, ONI shall have the right to terminate this Agreement by written notice to Novoste in accordance with Section 9.1(l) within five business days after such final determination. If ONI does not terminate this Agreement within such five business day period, ONI shall be deemed to have agreed that the amount of the Novoste Net Cash Assets is equal to $10,000,000, and the Novoste Valuation shall be calculated based on such amount.

(c) If ONI exceeds the Target by more than 145%, as determined pursuant to Section 2.9, then ONI shall have the right to terminate this Agreement by written notice to Novoste in accordance with Section 9.1(l) within five business days after delivery of the certificate referred to in Section 2.9(d). If ONI does not terminate this Agreement within such five business day period, ONI shall be deemed to have agreed that 145% of the Target has been achieved by ONI, and the ONI Valuation shall be $23,000,000.

(d) If the amount of the Novoste Net Cash Assets, as finally determined pursuant to Sections 2.7 and 2.8, shall exceed the ONI Valuation minus one dollar, the Novoste Valuation shall be fixed at an amount equal to the ONI Valuation minus one dollar; however, Novoste shall be permitted, prior to Closing, to distribute as a dividend or other distribution an amount of cash or property to its shareholders equal to (i) the amount of the Novoste Net Cash Assets minus (ii) the amount equal to the ONI Valuation minus one dollar.

2.11 Exchange of Certificates

(a) Exchange Agent. American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York 10038, or such other Person or entity reasonably acceptable to Novoste and ONI, shall be designated by Novoste and ONI to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Delivery of Novoste Common Stock to Exchange Agent. At or prior to the Effective Time, Novoste shall deliver or make available to the Exchange Agent for exchange in accordance with this Article II, the shares of Novoste Common Stock issuable in exchange for outstanding shares of ONI Capital Stock (the “Exchange Fund”). The number of shares to be so delivered shall be equal to the number of the Total Consideration Shares.

(c) Exchange Procedures. No later than the first business day after the Effective Time, Novoste shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of ONI Capital Stock which were converted into the right to receive Novoste Common Stock pursuant to Section 2.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Novoste may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Novoste Common Stock, and (iii) instructions for completion of exercise of rights under DGCL for Dissenting Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (and Novoste shall cause the Exchange Agent to promptly deliver) a certificate representing the number of whole shares of Novoste Common Stock which such holder has the right to receive pursuant to Section 2.6, rounded down to the nearest whole share (and cash will be paid in lieu of fractional shares in accordance with Section 2.13). Any Certificate so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive upon surrender a certificate representing the number of shares of Novoste Common Stock issuable pursuant to Section 2.6. In the event of a transfer of ownership of shares of ONI Capital Stock that is not registered in the transfer records of ONI, a certificate representing the proper number of whole shares of Novoste Common Stock may be issued to a transferee if the Certificate representing such shares of ONI Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

2.12 Other Adjustments to Exchange Ratios. To the extent not already taken into account in computing the Common Stock Exchange Ratio or the Series A Exchange Ratio pursuant to the other provisions of this Article II, in the event that, prior to the Effective Time, any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Novoste Common Stock or ONI Capital Stock), reorganization, recapitalization, reclassification or other similar change shall be affected with respect to Novoste Common Stock or ONI Capital Stock, then the Common Stock Exchange Ratio and/or the Series

A Exchange Ratio shall be correspondingly adjusted to reflect appropriately the effect of such stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other similar change.

2.13 Fractional Shares. No certificates representing fractional shares of Novoste Common Stock shall be issued by virtue of the Merger. All fractional shares shall be rounded down to the nearest whole number. If more than one Certificate representing shares of ONI Capital Stock shall be surrendered for the account of the same holder, the number of shares of ONI Capital Stock for which Certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the Certificates so surrendered. Cash shall be paid in lieu of fractional shares.

2.14 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of customary indemnification agreement, a certificate representing the shares of Novoste Common Stock into which the shares of ONI Capital Stock represented by such Certificates were converted pursuant to Section 2.6.

2.15 No Liability. Notwithstanding anything to the contrary in this Article II, neither the Exchange Agent, Novoste, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of ONI Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.16 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of ONI Capital Stock for six months after the Effective Time shall be delivered to Novoste, upon demand, and any holders of ONI Capital Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to Novoste for the shares of Novoste Common Stock to which they are entitled by virtue of the Merger.

2.17 No Further Ownership Rights in ONI Common Stock. All shares of Novoste Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ONI Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of ONI Capital Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.18 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. It is intended by the parties hereto that the Merger shall be treated for accounting purposes as a purchase.

2.19 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ONI and Merger Sub, the officers and directors of ONI and Merger Sub will take all such lawful and necessary action. Novoste shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

2.20 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary other than Section 2.20(b), any shares of ONI Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive shares of Novoste Common Stock pursuant to Section 2.6, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

(b) Notwithstanding the provisions of Section 2.6(a), if any holder of shares of ONI Capital Stock who demands appraisal of such shares under DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive shares of Novoste Common Stock as provided in Section 2.6(a), upon surrender of the certificate representing such shares pursuant to Section 2.11.

ARTICLE III

Representations and Warranties of ONI

ONI hereby represents and warrants to Novoste and Merger Sub as of the date hereof that, except as set forth in the schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article III, as well as any other section or subsection of this Article III if the relevance of the disclosed item to such other section or subsection is readily apparent on its face), dated as of the date of this Agreement, from ONI to Novoste and Merger Sub delivered by ONI immediately prior to the execution and delivery of this Agreement:

3.1 Corporate Status. ONI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Except as set forth on Schedule 3.1, ONI is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, an ONI Material Adverse Effect.

3.2 Capital Stock.

(a) Authorized Stock. The authorized capital stock of ONI consists of 22,500,000 shares of ONI Common Stock, and 12,000,000 shares of ONI Series A Preferred. As of the date hereof, 5,929,806 shares of ONI Common Stock are issued and outstanding, no shares are held in treasury, 2,535,660 shares are reserved for issuance pursuant to outstanding ONI Options granted under the ONI Option Plan, and 618,280 shares are reserved for issuance pursuant to the ONI Warrants. As of the date hereof, 9,147,285 shares of ONI Series A Preferred are issued and outstanding, 2,325,581 shares are reserved for issuance pursuant to the Warrant, and no shares are held in treasury. No cash, stock or in-kind dividend has been declared on or set aside with respect to, is otherwise due on, or will become payable as a result of the Merger, on any of the ONI Series A Preferred. As of the Closing, ONI has no obligation to pay, whether at the Closing or at any time after the Closing, any dividend on the shares of ONI Series A Preferred outstanding immediately prior to the Closing. All of the outstanding shares of ONI Capital Stock have been duly authorized and validly issued, were not issued in violation of the securities laws of the United States or any state or any Person’s preemptive rights, purchase options, call options, right of first refusals or offers, subscription rights or any similar rights, and are fully paid and nonassessable. Except as set forth above, no shares of voting or non-voting ONI Capital Stock, other equity interests, or other voting securities of ONI are issued, reserved for issuance or outstanding. The name of each holder of ONI Capital Stock and the number of shares of each class or series of ONI Capital Stock held by such Person, as of the date hereof, are set forth on Schedule 3.2.

(b) Options and Convertible Securities. Except as set forth on Schedule 3.2, as of the date hereof, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating ONI to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. Except as set forth on Schedule 3.2, as of the date hereof, to the Knowledge of ONI there are no voting trusts or other agreements or understandings with respect to the voting of ONI Capital Stock. Except as set forth on Schedule 3.2, as of the date hereof, ONI is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of ONI Capital Stock or any other securities of ONI. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of ONI or any of its Subsidiaries or any of their businesses or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of ONI based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause ONI or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of ONI.

3.3 Subsidiaries.

(a) The name and jurisdiction of organization of each of ONI’s Subsidiaries (each an “ONI Subsidiary,” and, collectively, the “ONI Subsidiaries”) is set forth on Schedule 3.3. ONI owns all of the capital stock and other equity interests of the ONI Subsidiaries, and the date on which ONI acquired or organized each such entity is listed opposite the name of such entity on Schedule 3.3. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating any ONI Subsidiary to issue, sell or otherwise dispose of shares of its capital stock or other equity interests, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock or other equity interests. There are no voting trusts or other agreements or understandings to which any of ONI or any ONI Subsidiary (ONI and each ONI Subsidiary each an “ONI Group Member”) is a party with respect to the voting of the shares of the capital stock or other equity interests of any ONI Subsidiary and no ONI Subsidiary is a party to, or bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any of its securities. Except as set forth on Schedule 3.3, each ONI Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, an ONI Material Adverse Effect. All of the outstanding shares of capital stock of each of the ONI Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right, and are owned, of record and beneficially, by ONI or one of its direct or indirect Subsidiaries, free and clear of all liens whatsoever. There are no restrictions of any kind which prevent the payment of dividends by any of the ONI Subsidiaries, and neither ONI nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (including in the form of a loan or capital contribution) to or in any Person.

(b) Each of the ONI Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Each of the ONI Subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to possess any such Permits would not reasonably be expected to have, individually or in the aggregate, an ONI Material Adverse Effect. Except as set forth in Schedule 3.3(b), each of the ONI Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, an ONI Material Adverse Effect.

3.4 Authority for Agreement; Noncontravention; Required Filings and Consent Required Vote.

(a) Authority. ONI has the corporate power and authority to enter into this Agreement, the Promissory Note and the Warrant and to consummate the transactions contemplated hereby and thereby to the extent of its obligations hereunder and thereunder. ONI’s execution and delivery of this Agreement and its consummation of the transactions contemplated hereby (including the due execution and delivery of the Promissory Note and the Warrant) have been duly and validly authorized by the ONI Board of Directors and no other corporate proceedings on its part are necessary to authorize the execution and delivery of this

Agreement, the Promissory Note or the Warrant or the consummation of the transactions contemplated hereby and thereby, subject only to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement, the Promissory Note and the Warrant have been duly executed and delivered by ONI and, assuming the due authorization, execution and delivery thereof by Novoste and Merger Sub, constitute valid and binding obligations of ONI, enforceable against ONI in accordance with their respective terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) the availability of specific performance or other equitable or legal remedies specified herein or therein.

(b) No Conflict; Required Filings and Consents. Except as set forth on Schedule 3.4 , none of the execution, delivery or performance of this Agreement, the Promissory Note or the Warrant or the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in a violation of any provision of the charter documents or by-laws of any ONI Group Member or (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any agreement of any ONI Group Member (including, but not limited to, any other contract, note, mortgage, indenture, lease, instrument or other agreement), Permit, concession, franchise, license, grant, judgment, order, decree, statute, ordinance, rule or regulation to which any ONI Group Member is a party or by which any of the assets of any ONI Group Member are bound, or which is applicable to any ONI Group Member, or any of the assets of any ONI Group Member, except with respect to this clause (ii), as would not reasonably be expected to have, individually or in the aggregate, an ONI Material Adverse Effect. Except as set forth on Schedule 3.4 and except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, an ONI Material Adverse Effect, no authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement, the Promissory Note or the Warrant by ONI or the consummation by ONI of the transactions contemplated hereby and thereby, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c) Required Vote. The ONI Board of Directors has, at a meeting duly called and held prior to the execution of each such document, unanimously (i) approved and declared advisable this Agreement and the Merger, (ii) determined that the transactions contemplated hereby (including the Loan and the execution and delivery of the Promissory Note and the Warrant) are advisable, and in the best interests of the holders of ONI Capital Stock, (iii) resolved to recommend and has recommended the approval and adoption of this Agreement and the Merger to the holders of ONI Capital Stock, and (iv) directed that this Agreement and the Merger be submitted to the holders of ONI Capital Stock for their approval and adoption. The affirmative vote of holders of (A) a majority of all the outstanding shares of ONI Common Stock and the ONI Series A Preferred, voting together as a class on an as-converted to ONI Common Stock basis and (B) 60% of the outstanding shares of the ONI Series A Preferred, voting as a class (clauses (A) and (B) together, the “ONI Stockholder Approval”), are the only votes, approvals or other corporate actions of the holders of any class or series of ONI Capital Stock necessary to approve, authorize and adopt this Agreement and the Merger and the other transactions contemplated hereby and to consummate the Merger. The holders of ONI Capital Stock set forth on Schedule 3.4 have executed and delivered, in accordance with the requirements of the DGCL, written irrevocable consents effective immediately following the execution and delivery of this Agreement with respect to shares of ONI Capital Stock owned by them or which they have the right to vote in favor of the approval of this Agreement and the Merger. Other than the ONI Stockholder Approval, no vote, approval or other corporate action on the part of any holder of any capital stock or other security of ONI is required to approve or adopt this Agreement, the Merger and the other transactions contemplated hereby and to consummate the Merger.

3.5 Financial Statements. ONI has provided to Novoste accurate and complete copies of ONI’s (a) audited balance sheet as of December 31, 2004, and its statements of operations, cash flows and changes in stockholders’ equity for the year then ended, and (b) audited consolidated balance sheets as of December 31, 2003 and 2002, and its consolidated statements of operations, cash flows and changes in stockholders’ equity for each such year. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “ONI Financial Statements” and ONI’s unaudited balance sheet as of December 31, 2004, is referred to herein as the “ONI Balance Sheet.” A copy of the ONI Financial Statements is set forth on Schedule 3.5. Except as set forth on Schedule 3.5, each of the balance sheets included in the ONI Financial Statements (including any related notes) fairly presents in all material respects ONI’s financial position as of its respective date, and the other statements included in the ONI Financial Statements (including any related notes) fairly present in all material respects ONI’s results of operations, cash flows and stockholders’ equity, as the case may be, for the periods therein set forth, in each case in accordance with generally accepted accounting principles (“GAAP”) consistently applied, except as otherwise noted thereon, and subject, in the case of the twelve-month period ended on December 31, 2004, to normal year-end adjustments (all except as otherwise stated therein) and the lack of related notes otherwise required by GAAP. None of ONI or any of its Subsidiaries is, or at any time has been, subject to the reporting requirements of Section 13(a) and 15(d) of the Exchange Act.

3.6 Absence of Material Adverse Changes.

(a) Except as set forth on Schedule 3.6, during the period from the date of the ONI Balance Sheet (the “ONI Balance Sheet Date”) to the date hereof, ONI and its Subsidiaries have conducted their businesses only in the ordinary and usual course and in a manner consistent with past practice, and, since such date, no ONI Group Member has suffered an ONI Material Adverse Effect, and, to the Knowledge of ONI, there has not occurred or arisen any event, condition or state of facts of any character that would reasonably be expected to result in an ONI Material Adverse Effect.

(b) Except as set forth on Schedule 3.6, during the period from December 31, 2004 to the date hereof:

(i) there has not been any change by ONI in its accounting or cash management methods, principles or practices (including with respect to reserves, revenue recognition, timing for payments of payments of accounts payable and collections of accounts receivable), or any revaluation by ONI of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(ii) neither ONI nor its Subsidiaries has amended or otherwise modified the certificate or articles of incorporation or bylaws or equivalent organizational documents of ONI or any of its Subsidiaries or altered through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of ONI or any of its Subsidiaries;

(iii) neither ONI nor its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (other than dividends or distributions paid by a wholly owned Subsidiary of ONI to its parent); or amended the terms of, repurchased, redeemed or otherwise acquired, or permitted any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries;

(iv) neither ONI nor its Subsidiaries has sold, transferred, delivered, leased, subleased, licensed, sublicensed, mortgage, pledged, encumbered, impaired or otherwise disposed of (in whole or in part), or created, incurred, assumed or caused to be subjected to any lien on, any of the assets of ONI or any of its Subsidiaries (including any Intellectual Property or accounts receivable), except for the sale of inventory, in each case in the ordinary course of business and consistent with past practice;

(v) neither ONI nor its Subsidiaries has acquired any rights, assets or properties other than in the ordinary course of business consistent with past practice;

(vi) there has not been any material damage, destruction or loss (whether or not covered by insurance) with respect to any material rights, assets or properties of ONI or any of its Subsidiaries;

(vii) except for the Loan, neither ONI nor its Subsidiaries has (A) incurred or modified any indebtedness or issued any debt securities or any warrants or rights to acquire any debt security, (B) assumed, guaranteed or endorsed or otherwise become responsible for, the obligations of any Person, (C) entered into any off-balance sheet financing arrangement or any accounts receivable or payable financing arrangement, or (D) made any loans, advances or entered into any other financial commitments;

(viii) neither ONI nor its Subsidiaries has authorized or made any capital expenditures (or, since December 31, 2004, any expenditures, including capital expenditures) outside of the ordinary course of business; and

(ix) neither ONI nor its Subsidiaries has (A) made or changed any Tax election or changed any method of tax accounting other than an election in the ordinary course of business consistent with the past practices of ONI, (B) settled or compromised any federal, state, local or foreign Tax liability, (C) filed any amended Tax Return, (D) entered into any closing agreement relating to any Tax, (E) agreed to an extension of a statute of limitations or (F) surrendered any right to claim a Tax refund.

3.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7, no ONI Group Member has any material Liability that is not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the ONI Financial Statements and there is no existing fact, condition or circumstance which could reasonably be expected to result in any such Liability, except (a) Liabilities incurred in the ordinary course of business consistent with past practice since the ONI Balance Sheet Date, none of which individually or in the aggregate could reasonably be expected to be material, (b) Liabilities incurred under this Agreement, and (c) Liabilities not required by GAAP to be reflected on a consolidated balance sheet of ONI and its Subsidiaries.

3.8 Permits; Compliance with Applicable Law, Charter and By-Laws.

(a) Except as set forth on Schedule 3.8, each ONI Group Member has all requisite franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, orders and approvals and certificates necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated (collectively, “Permits”), except for any Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, an ONI Material Adverse Effect. All of such Permits are in full force and effect. Each ONI Group Member is in compliance in all material respects with the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of ONI, threatened, which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Permits, and the Merger and the transactions contemplated by this Agreement will not cause the revocation or cancellation of any such Permit, except for such proceedings, revocations and cancellations which would not reasonably be expected to have, individually or in the aggregate, an ONI Material Adverse Effect.

(b) Except as set forth on Schedule 3.8, no business of any ONI Group Member is being or has been conducted in violation, in any material respect, of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity. No ONI Group Member is in violation of any provision of its charter documents or its by-laws.

3.9 Regulatory Matters. Except as set forth on Schedule 3.9:

(a) To the Knowledge of ONI, each ONI Group Member is in compliance in all material respects with all applicable statutes, rules and regulations administered by the U.S. Food and Drug Administration and similar federal, state or local governmental authority (the “FDA”) or similar foreign governmental authority (“Foreign Authorities”), the U.S. Centers for Disease Control and Prevention, the Department of Agriculture and the Department of Commerce with respect to the products being distributed or developed by or on behalf of such ONI Group Member. ONI has previously delivered to Novoste an index of all applications, 510(k) clearances, premarket application (“PMA”) approvals, registrations, device listings, and licenses obtained by ONI from the FDA, Foreign Authorities, the U.S. Centers for Disease Control and Prevention, the Department of Agriculture or the Department of Commerce or required in connection with the conduct of the business of each ONI Group Member as it is currently conducted and has made all such information available to Novoste.

(b) To the Knowledge of ONI, all products developed or distributed by any ONI Group Member that are subject to the jurisdiction of the FDA, Foreign Authorities, the U.S. Centers for Disease Control and Prevention, the Department of Agriculture and the Department of Commerce have been and are being developed, designed, manufactured, tested, labeled, stored, distributed, marketed and sold in compliance in all material respects with all applicable statutory or regulatory requirements, including but not limited to 21 C.F.R. Parts 803, 806, 807, 812, 814, and 820.

(c) ONI has made available to Novoste all written communications (including all electronic records of such communications) and oral communications to the extent reduced to written form between each ONI Group Member, on the one hand, and the FDA or Foreign Authorities on the other hand, with respect to ONI’s products. ONI shall promptly deliver or make available to Novoste copies of all written communications and information and records regarding all oral communications reduced to written form, between each ONI Group Member, on the one hand, and the FDA or Foreign Authorities on the other hand, with respect to ONI or any of its products from the date hereof through the Closing. No ONI Group Member is in receipt of notice of, and, to the Knowledge of ONI, subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of its products or to the facilities in which its products are manufactured, collected or handled, by the FDA or Foreign Authorities.

(d) There are no pending or, to the Knowledge of ONI, threatened actions, proceedings or complaints by the FDA or Foreign Authorities against or involving any ONI Group Member.

(e) To the Knowledge of ONI, no ONI Group Member has made any material false statements on, or omissions from, the applications, approvals, reports and other submissions and filings to the FDA or Foreign Authorities prepared or maintained to comply with the requirements of the FDA or Foreign Authorities relating to such ONI Group Member or its products.

(f) To the Knowledge of ONI, no ONI Group Member has received any notification, written or oral, that remains unresolved, from Foreign Authorities, the FDA or other authorities indicating that any of ONI’s products is misbranded or adulterated under the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder. No FDA-483 or warning letter has been issued by the FDA to any ONI Group Member.

(g) No product of any ONI Group Member has been recalled, subject to field action, corrected, removed, suspended or discontinued (voluntarily or involuntarily) as a result of any action by the FDA or any Foreign Authority against any ONI Group Member or, to the Knowledge of ONI, any licensee, distributor or marketer of any product of ONI in the United States or outside of the United States. No reports of corrections or removals have been filed with the FDA under 21 C.F.R. Part 806.

(h) No Medical Device Report (“MDR”) has been filed with the FDA pursuant to 21 C.F.R. Part 803 for a product of any ONI Group Member. No ONI Group Member has modified a product subsequent to obtaining 510(k) clearance or PMA approval in the absence of a new 510(k) clearance or PMA supplement approval for all such modifications.

(i) To the Knowledge of ONI, no ONI Group Member has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither any ONI Group Member, nor to the Knowledge of ONI, any officer, key employee or agent of any ONI Group Member has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

3.10 Warranty Matters. Each product sold, leased, licensed or delivered by any ONI Group Member has been in material conformity with all applicable product specifications and contractual commitments and all express warranties and no ONI Group Member has any Liability, individually or in the aggregate (and to the Knowledge of ONI, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. Schedule 3.10 includes copies of the standard terms and conditions of sale of each ONI Group Member (containing applicable warranty and indemnity provisions). No product sold, leased, licensed or delivered by any ONI Group Member is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale and such other indemnities and warranties disclosed on Schedule 3.10. Except as set forth on Schedule 3.10, there are no existing or, to the Knowledge of ONI, threatened product liability, warranty, failure to adequately warn or other similar claims against any ONI Group Member relating to or involving the products sold, leased, licensed or delivered by any ONI Group Member. There are no statements, citations, correspondence or decisions by any Governmental Entity stating that any product sold, leased, licensed or delivered by any ONI Group Member is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. There have been no notices of recall served on any ONI Group Member by any Governmental Entity with respect to any product sold, leased, licensed or delivered by any ONI Group Member. Except as set forth on Schedule 3.10, to the Knowledge of ONI, there is no (i) fact relating to any product sold, leased, licensed or delivered by any ONI Group Member that would impose upon any ONI Group Member a duty to recall any such product or a duty to warn customers of a defect in any such product or (ii) latent or overt design, manufacturing or other defect in any such product. No notice of claim has been served against any ONI Group Member for material renegotiation or price redetermination of any business transaction relating to the business of any ONI Group Member, and, to the Knowledge of ONI, there are no facts upon which any such claim could reasonably be based.

3.11 Litigation and Proceedings. Except as set forth on Schedule 3.11, (a) there is no investigation by any Governmental Entity with respect to any ONI Group Member pending or, to the Knowledge of ONI, threatened, nor has any Governmental Entity notified any ONI Group Member of an intention to conduct the same, (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of ONI, threatened against or involving any ONI Group Member or any of the assets of any ONI Group Member, at law or in equity, or before any arbitrator or Governmental Entity, and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against any ONI Group Member. No director or officer of any ONI Group Member has a claim or demand for payment or, to the Knowledge of ONI, basis for a claim or demand for payment against ONI or any of its Subsidiaries in respect of the period prior to and including the Closing, other than as set forth on Schedule 3.11 and any unmatured claims for indemnification pursuant to any ONI Group Member’s charter or bylaws or other applicable governing documents.

3.12 Tax Matters.

(a) Filing of Returns. Each ONI Group Member has timely filed all Tax Returns that it was required to file, taking into account all validly obtained extensions. All such Tax Returns were correct and complete in all material respects. All Taxes owed (whether or not shown on any Tax Return) by any ONI Group Member have been paid. No ONI Group Member is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where any ONI Group Member does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claims have not been resolved. There are no Encumbrances on any of assets of any ONI Group Member that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances.

(b) Payment of Taxes. Each ONI Group Member has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) Assessments or Disputes. Except as set forth on Schedule 3.12(c), to the Knowledge of ONI, no Tax authority has proposed in writing to assess any additional Taxes upon any ONI Group Member. Except as described in written materials delivered to Novoste, there is no dispute or claim concerning any Tax Liability of any ONI Group Member either (i) claimed or raised in writing by any Tax authority, or (ii) to the Knowledge of ONI, otherwise claimed or raised by any Tax authority. Except to the extent otherwise described in written materials delivered to Novoste, ONI has made available to Novoste correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies that were filed by, assessed against or agreed to by or with respect to any ONI Group Member since December 31, 2000.

(d) Waiver of Statute of Limitations. No ONI Group Member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Collapsible Corporations, Golden Parachutes, Real Property Holding Corporations. No ONI Group Member has filed a consent under Code section 341(f) concerning collapsible corporations. Except as set forth on Schedule 3.12, no ONI Group Member is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of

Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Tax law) (collectively, “Change of Control Payments”). No ONI Group Member has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). No ONI Group Member is a party to any Tax allocation or sharing agreement. No ONI Group Member (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was ONI) or (B) has any Liability for the Taxes of any Person (other than a member of an Affiliated Group the common parent of which was ONI) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law).

(f) Unpaid Taxes. The unpaid Taxes of ONI Group Members (i) did not, as of the date of the ONI Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the ONI Balance Sheet, and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ONI Group Members in filing their Tax Returns.

(g) No Changes in Accounting, Closing Agreement, Installment Sale. No ONI Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law), other than any such change required as a result of the transactions occurring at Closing pursuant to this Agreement, (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(h) Acquisitions. No ONI Group Member has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361.

(i) Section 482. Any and all transactions and dealings between any ONI Group Member and any person under common control with such ONI Group Member (including, without limitation, any other ONI Group Member) for purposes of Section 482 of the Code (or any comparable provision of foreign, state or local law) have at all times occurred on arm’s-length terms, as if between unrelated parties. Each ONI Group Member has at all times fully complied with any and all tax-related requirements that the arm’s-length nature of the terms of such transactions and dealings be documented.

(j) Section 999. No ONI Group Member has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has any ONI

Group Member had operations that are or may hereafter become reportable under Section 999 of the Code.

3.13 Employee Benefit Plans.

(a) List of Plans. Schedule 3.13 contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other material similar plans, programs or agreements, and every material written personnel policy, relating to Persons employed by an ONI Group Member or in which one or more Persons employed by an ONI Group Member is eligible to participate and which is currently maintained or that was maintained at any time during the last three calendar years by an ONI Group Member or an ERISA Affiliate of an ONI Group Member (collectively, the “ONI Plans”), in each case opposite the names ONI Group Members to which such ONI Plan relates. ONI has made available to Novoste: (i) accurate and complete copies of all ONI Plan documents and all other material documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and summary plan descriptions relating to said ONI Plans, (ii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all ONI Plans for which financial statements or actuarial reports are required or have been prepared, and (iii) accurate and complete copies of all annual reports and summary annual reports for all ONI Plans for which annual reports are required. ONI has also made available to Novoste complete copies of other current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning ONI Plans that are in possession of ONI as of the date of this Agreement. No ONI Group Member has a “defined benefit plan” as defined in Section 3(35) of ERISA. No ONI Group Member has a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

(b) ERISA . None of ONI Group Members or the ERISA Affiliates of ONI Group Members have incurred any “withdrawal liability” calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause any of them to incur any such liability. No pension plan previously maintained by an ONI Group Member or an ERISA Affiliate of an ONI Group Member which was subject to Title IV of ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such ONI Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by any ONI Group Member or any ERISA Affiliate of any ONI Group Member. Except as set forth on Schedule 3.13, with respect to all ONI Plans, each ONI Group Member and each ERISA Affiliate of each ONI Group Member is in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, including any applicable foreign laws, regulations or rules in effect, and has in all material respects performed all obligations required to be performed by it. All returns, reports and disclosure statements required to be made under ERISA and the Code, or under any foreign law, regulation or rule, with respect to each ONI Plan have been timely filed or delivered, except where such failures to so file will not have an ONI Material Adverse Effect or prevent or materially delay the consummation of the Transaction. No ONI Group Member or ERISA Affiliate of an ONI Group Member, no director, officer, employee or agent of any ONI Group Member or ERISA Affiliate of an ONI Group Member and no trustee or administrator of any trust created under an ONI Plan, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA which could subject any ONI Group Member or any Affiliate of any ONI Group Member, or any director or employee of any ONI Plan or any trust relating to any ONI Plan, or any party dealing with any ONI Plan or trust relating thereto to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code. Except as set forth on Schedule 3.13, no ONI Plan and no trust created under any ONI Plan has incurred any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

(c) Plan Determinations. Each ONI Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, or ONI is entitled to rely on an Internal Revenue Service Opinion Letter with respect to such qualification; copies of all determination letters have been delivered or made available to Novoste, and, to the Knowledge of ONI, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption, or result in the imposition of any material excise tax or income tax on unrelated business income under the Code or ERISA with respect to any ONI Plan. With respect to each ONI Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under ONI Plan terms and applicable law have been made.

(d) Funding. Except as set forth on Schedule 3.13:

(i) all contributions, premiums or other payments due or required to be made to ONI Plans as of the date of this Agreement have been made as of the date of this Agreement or are properly reflected on the ONI Balance Sheet;

(ii) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of ONI, threatened, with respect to any ONI Plan, nor is any ONI Plan the subject of any pending (or to the Knowledge of ONI, threatened) investigation or audit by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation;

(iii) no event has occurred which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any ONI Plan; or

(iv) with respect to each ONI Plan that is qualified under Section 401(k) of the Code, no event has occurred with respect to which any ONI Group Member could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) that is reasonably likely to have an ONI Material Adverse Effect under ERISA, the Code or any other applicable law whether of the United States or any foreign country.

(e) Certain Other Matters. Except as reserved for on the ONI Balance Sheet, no ONI Group Member has any liability or potential liability in any form whatsoever, and no ONI Group Member will have liability or potential liability in any form whatsoever, with regard to any ONI Plan, as a result of the any failure to perform non-discrimination testing on an ONI Plan or any failure to amend an ONI Plan pursuant to the legislation commonly known as “GUST” or the legislation commonly known as “EGTRRA.” All employee contributions, including elective deferrals, to 401(k) plan(s) of ONI Group Members have been segregated from the general assets of ONI Group Members and deposited into the trust(s) established pursuant to such 401(k) plan(s) in a timely manner in accordance with the “plan asset” regulations of the Department of Labor.

(f) Welfare Plans. With respect to any ONI Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (each, an “ONI Welfare Plan”), except as set forth on Schedule 3.13: (i) each ONI Welfare Plan for which contributions are claimed by any ONI Group Member as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction; (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to an ONI Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code; (iii) each ONI Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law or foreign law applicable to employees of any ONI Group Member or any ERISA Affiliate of any ONI Group Member. No ONI Group Member maintains, contributes to or has an obligation to contribute to, or has any material liability or potential liability with respect to any ONI Welfare Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of any ONI Group Member other than in accordance with COBRA.

3.14 Employment-Related Matters.

(a) Labor Relations. Except to the extent set forth on Schedule 3.14: (i) no ONI Group Member is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of employees of any ONI Group Member; (ii) there is no labor strike, work stoppage or lockout pending or, to the Knowledge of ONI, threatened against or otherwise affecting any ONI Group Member, and no ONI Group Member has experienced the same; (iii) no ONI Group Member has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program since January 1, 2002 in a manner that would reasonably be expected to give rise to liability under the Worker Adjustment and Retraining Notification Act, and no ONI Group Member has planned or announced any such action or program for the future; and (iv) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from any ONI Group Member before the date hereof have been paid or accrued as of the date hereof to the extent required under GAAP and relevant state laws concerning timely payment of wages.

(b) Employee and Consultant Lists. Schedule 3.14 includes a list (the “ONI Employee List”) containing the name of each employee of each ONI Group Member (each an “ONI Employee”), and each such person’s level title, role, starting date, annual salary and target bonus. No third party has asserted to any ONI Group Member any claim that either the continued employment by, or association with, any ONI Group Member of any Person contravenes any agreement or law applicable to unfair competition, trade secrets or proprietary information. Schedule 3.14 includes an accurate and complete list of the consultants used by ONI Group Members (each an “ONI Consultant”). To the Knowledge of ONI, the consultants identified on Schedule 3.14 qualify as “independent contractors” and are not “employees” under applicable laws.

(c) Conduct of Directors and Officers. To the Knowledge of ONI, no Person who, as of the date hereof, is an officer or director of any ONI Group Member has been involved in any of the events described in Item 401(f) of Regulation S-K under the Securities Act. For purposes of this Section 3.14, “officer” shall have the meaning provided in Rule 16a-1(f) promulgated under the Exchange Act.

(d) Payments Triggered by the Merger. No director, officer or employee of ONI shall be entitled to receive any payment (cash or otherwise) as a result of, or in connection with, this Agreement or the Merger (including, but not limited to, any payments pursuant to change of control provisions in an employment agreement or similar contract or arrangement).

3.15 Environmental.

(a) Environmental Laws. (i) Except as set forth on Schedule 3.15(a)(i), each ONI Group Member is and has been at all times in compliance with and has no liability under the Environmental Laws, (ii) except as set forth on Schedule 3.15(a)(ii) no ONI Group Member has received any written or oral communication that alleges that it is or was not in compliance with all applicable Environmental Laws, (iii) except as set forth on Schedule 3.15(a)(iii), to the Knowledge of ONI there are no circumstances that may prevent or interfere with compliance in the future with any applicable Environmental Laws, (iv) (A) all Permits and other governmental authorizations currently held by any ONI Group Member pursuant to the Environmental Laws are listed on Schedule 3.15(a)(iv)(A) other than those which if not obtained would not reasonably be expected to have, individually or in the aggregate, an ONI Material Adverse Effect; (B) except as set forth on Schedule 3.15(a)(iv)(B), all such permits and authorizations are in full force and effect, and each ONI Group Member is in material compliance with all of the terms of such Permits and authorizations; (C) except as set forth on Schedule 3.15(a)(iv)(C), no other Permits or authorizations required pursuant to the Environmental Laws are required by any ONI Group Member for the conduct of its business on the date hereof, and (D) except as set forth on Schedule 3.15(a)(iv)(D), such Permits will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, (v) the management, handling, storage, transportation, treatment, and disposal by ONI Group Members of all Materials of Environmental Concern is and has been in compliance with all Environmental Laws, and (vi) except as set forth on Schedule 3.15(a)(vi), there are no past or present actions or activities by any ONI Group Member, or any circumstances, conditions, events or incidents, including the storage, treatment, Release, disposal or arrangement for disposal or treatment of any Material of Environmental Concern, whether or not by an ONI Group Member, that would reasonably be expected to form the basis of any Environmental Claim against any ONI Group Member or against any Person whose liability for any Environmental Claim any ONI Group Member may have retained or assumed either contractually or by operation of law, and (vii) except as set forth on Schedule 3.15(a)(vii), no property currently or formerly owned, operated or leased by an ONI Group Member and no property to which Materials of Environmental Concern originating on or from such properties or the businesses or assets of any ONI Group Member has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other government database or list of properties that may or do require Remediation under Environmental Laws.

(b) Environmental Claims. Except as set forth on Schedule 3.15(b), there is no Environmental Claim pending or, to the Knowledge of ONI, threatened, against or involving any ONI Group Member or against any Person whose liability for any Environmental Claim any ONI Group Member has or may have retained or assumed either contractually or by operation of law. Without limiting the generality of the foregoing, except as set forth on Schedule 3.15(b), no ONI Group Member has received any notices, demands, requests for information, investigations pertaining to compliance with or liability under Environmental Law or Materials of Environmental Concern, nor, to the Knowledge of ONI, are any such notices, demands, requests for information or investigations threatened.

(c) Disclosure of Information. Each ONI Group Member has made, and during the period between the date of this Agreement and the Closing Date will continue to make, available to Novoste all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern that are in the possession, custody, or control of any ONI Group Member and pertain to any ONI Group Member or any property or facility now or previously owned, leased or operated by any ONI Group Member.

(d) Liens. No lien imposed relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental Concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by any ONI Group Member.

3.16 No Undisclosed Broker’s or Finder’s Fees. Except as set forth on Schedule 3.16, no ONI Group Member has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated hereby. Except as set forth on Schedule 3.16, no ONI Group Member is obligated, or will become obligated upon consummation of the transactions contemplated by this Agreement or otherwise, to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with any proposed or consummated financing or proposed sale of an ONI Group Member.

3.17 Assets Other Than Real Property.

(a) Title. Each ONI Group Member has good and valid title to, or, in the case of leased properties and assets, valid leasehold interest, in all of the tangible assets used in the business of such ONI Group Member (collectively, the “ONI Tangible Assets”), in each case free and clear of any Encumbrance, other than Permitted Encumbrances, except for (a) Liabilities, obligations and encumbrances reflected on the ONI Balance Sheet or otherwise in the ONI Financial Statements, and (b) Liabilities, obligations and Encumbrances set forth on Schedule 3.17.

(b) Accounts Receivable. Except as set forth on Schedule 3.17, all receivables shown on the ONI Balance Sheet and all receivables accrued by any ONI Group Member since the ONI Balance Sheet Date, have been collected or are collectible in all material respects in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the ONI Balance Sheet Date, any additional allowance in respect thereof is consistent with the allowance reflected on the ONI Balance Sheet.

(c) Condition. All ONI Tangible Assets are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear taken in the aggregate is immaterial to the businesses of ONI Group Members and does not affect the business of any ONI Group Member or affect ONI’s obligation to perform under this Agreement.

(d) No Limitation. For the avoidance of doubt, nothing in this Section 3.17 shall be construed to limit any other representation or warranty set forth herein, including Section 3.18 or Section 3.20.

3.18 Real Property.

(a) Owned Real Property. No ONI Group Member owns any real property or any interest therein. No ONI Group Member is obligated under or bound by any option, right of first refusal, purchase contract, or other contract to sell or otherwise dispose of or to buy or otherwise acquire any real property or any other interest in any real property.

(b) Leases. Complete copies of all ONI Leases, and all amendments thereto (which leases and amendments are identified on Schedule 3.18), have been made available to Novoste by ONI. Except to the extent and as limited by the ONI Leases, the ONI Leases grant leasehold estates free and clear of all Encumbrances (other than Permitted Encumbrances) and no Encumbrance (other than Permitted Encumbrances) on any of the ONI Facilities have been granted by or caused by the actions of any ONI Group Member. Each ONI Lease is in full force and effect and is binding and enforceable against the ONI Group Member that is a party thereto, and to the Knowledge of ONI, each of the other parties thereto in accordance with their respective terms subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.18, neither any ONI Group Member, nor, to the Knowledge of ONI, any other party to any ONI Lease, has committed a material breach or default under any ONI Lease, nor has there occurred with respect to any ONI Group Member, or, to the Knowledge of ONI, any other party thereto, any event that with the passage of time or the giving of notice or both would constitute such a material breach or default. No material construction, alteration or other leasehold improvement work with respect to any ONI Facility remains to be paid for or to be performed by any ONI Group Member. Schedule 3.18 identifies each ONI Lease that requires the consent of any third party in connection with the transactions contemplated hereby. Except as set forth on Schedule 3.18, there are no leases, subleases, licenses, concessions or any other contracts to which an ONI Group Member is a party granting to any Person other than an ONI Group Member any right to possession, use, occupancy or enjoyment of any real property leased by an ONI Group Member.

(c) Condition. All buildings, structures, leasehold improvements and fixtures, or parts thereof included among the ONI Facilities are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear taken in the aggregate is immaterial to the businesses of ONI Group Members and does not affect the business of any ONI Group Member or affect ONI’s obligation to perform under this Agreement.

3.19 Agreements, Contracts and Commitments.

(a) Agreements. Schedule 3.19 sets forth a true and complete list, and if oral, an accurate and complete summary, of all contracts to which any ONI Group Member is a party or by which any of them or their properties, rights or assets are bound as of the date hereof which are material to any ONI Group Member or the operation of any ONI Group Member’s business as conducted or as planned by ONI to be conducted as of the date hereof (collectively, together with those entered into after the date hereof, the “ONI Material Agreements”), including, without limitation, the following contracts:

(i) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(ii) any employment agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date of this Agreement obligations to be performed by any ONI Group Member);

(iii) any agreement of guarantee or indemnification;

(iv) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of any ONI Group Member to compete with any Person in any geographic area or to engage in any line of business;

(v) any ONI Lease that involves, in the aggregate, payments of $50,000 or more per annum or is material to the conduct of the business of any ONI Group Member;

(vi) any joint venture or profit-sharing agreement;

(vii) except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements providing for the extension of credit to any ONI Group Member or any instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise;

(viii) any license agreement, either as licensor or licensee, involving payments (including past payments) of $50,000 in the aggregate or more, or any distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material contract or commitment;

(ix) any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the Intellectual Property of any ONI Group Member;

(x) any agreement or arrangement providing for the payment of any commission based on sales other than to ONI Employees;

(xi) any agreement for the sale by any ONI Group Member of equipment, materials, products, services or supplies that involves future payments to any ONI Group Member of more than $50,000;

(xii) any agreement for the purchase by any ONI Group Member of any materials, equipment, services, or supplies, that either (A) involves a binding commitment by an ONI Group Member to make future payments in excess of $50,000 and cannot be terminated by it without penalty upon less than three months’ notice, or (B) was not entered into in the ordinary course of business;

(xiii) any agreement or arrangement with any third party for such third party to develop any Intellectual Property or other asset;

(xiv) any agreement or commitment for the acquisition, construction or sale of fixed assets that involves future payments by it of more than $50,000;

(xv) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by any ONI Group Member of more than $50,000, other than ONI Leases;

(xvi) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of any ONI Group Member; or

(xvii) any agreement that provides for any continuing or future obligation of any ONI Group Member, involving liability to any ONI Group Member of more than $50,000, actual or contingent, including any continuing representation or warranty and any indemnification obligation, in connection with the disposition of any business or assets of any ONI Group Member.

Except as set forth on Schedule 3.19, true and complete copies of all ONI Material Agreements have been made available to Novoste by ONI.

(b) Validity. Except as set forth on Schedule 3.19, all ONI Material Agreements are valid, binding and in full force and effect and, to the Knowledge of ONI, are enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law); neither any ONI Group Member nor, to the Knowledge of ONI, any other party thereto, has breached any provision of, or defaulted under the terms of any such ONI Material Agreement, except for any breaches or defaults that would not reasonably be expected to have an ONI Material Adverse Effect or have been cured or waived; and no ONI Group Member has received any “notice to cure” or a similar notice from any Person requesting performance under any ONI Material Agreement. To the Knowledge of ONI, no other party to any ONI Material Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. No ONI Group Member has received any notice of the intention of any other party to any ONI Material Agreement to terminate any ONI Material Agreement.

(c) Third-Party Consents. Schedule 3.19 identifies each ONI Material Agreement set forth on Schedule 3.19 that requires the consent of a third party in connection with the transactions contemplated hereby or in connection with the execution and delivery of Promissory Note or the Warrant and the transactions contemplated thereby.

3.20 Intellectual Property.

(a) Owned Intellectual Property. Schedule 3.20 includes a list of each United States and foreign (i) issued Patent, Patent application or written invention disclosure for a Patent; (ii) Trademark registration, application for registration, or material common law Trademark; and (iii) Copyright registration, application for Copyright registration, or material unregistered Copyright owned by each ONI Group Member, indicating for each, the applicable owner, jurisdiction, title, registration number (or application number), and date issued (or date filed if an application). Except as set forth on Schedule 3.20, the ONI Group Member identified as the owner of a Patent, Trademark or Copyright owns such item free and clear of Encumbrances.

(b) Licensed Intellectual Property. Schedule 3.20 includes a complete and accurate list of all agreements pursuant to which an ONI Group Member is a licensee of Intellectual Property, excluding licenses for Commercial Software under which an ONI Group Member is a licensee, indicating for each the title, date executed, the parties thereto, and any royalty or similar payment obligations. Such agreements are the “ONI License Agreements.” Each ONI Group Member is in material compliance with the terms of the ONI License Agreements to which it is a party, and to the Knowledge of ONI, the other parties to the ONI License Agreements are in material compliance with the terms of the ONI License Agreements. Each ONI Group Member is current in any royalty or other financial obligations under any such ONI License Agreement.

(c) Sufficiency. The ONI Group Members are the sole owners of, or have a valid license or right to use, all Intellectual Property that is used in or necessary for the conduct of their business and the ONI business as currently conducted or as currently proposed to be conducted (such Intellectual Property, the “ONI Intellectual Property”).

(d) Challenges to Intellectual Property. Except as set forth on Schedule 3.20, to the Knowledge of ONI, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by or exclusively licensed to an ONI Group Member. No claims for such actions have been brought or threatened against any third party by any ONI Group Member. Except as set forth on Schedule 3.20, to the Knowledge of ONI, no third party has commenced any litigation, arbitration or other judicial proceeding against any ONI Group Member, or brought or threatened any claim against any ONI Group Member, (i) alleging that any ONI Group Member’s activities or the conduct of its businesses misappropriates, infringes upon, violates, dilutes, or constitutes the unauthorized use of Intellectual Property, or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property that is owned by an ONI Group Member (“ONI Owned Intellectual Property”) or that is the subject of ONI License Agreements or is otherwise ONI Intellectual Property. Except as set forth on Schedule 3.20, no portion of the ONI Owned Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(e) Outbound Licenses. Except as set forth on Schedule 3.20(e), neither ONI nor any ONI Group Member has granted to any third party any rights that are currently in effect to use or exploit the ONI Intellectual Property or otherwise manufacture, produce, distribute, market, offer to sell, or sell any of its products. Except as set forth on Schedule 3.20(e), no ONI Group Member is bound by any agreement that affects such ONI Group Member’s exclusive right to develop, manufacture, produce, distribute, market, offer to sell or sell any of its products. Each ONI Group Member is in material compliance with the terms of any license or other agreement set forth on Schedule 3.20(e), (“ONI Outbound License”) to which it is a party, and to the Knowledge of ONI, the other parties to any such ONI Outbound License are in material compliance with the terms thereof.

(f) Effect of Agreement. The execution, delivery and performance by ONI of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any ONI Group Member’s rights to own any of its Intellectual Property or its rights under ONI License Agreements or the ONI Outbound Licenses or its ability to use any other ONI Intellectual Property, nor require the consent of any governmental authority or third party in respect of any such ONI Intellectual Property.

(g) Trademarks. To the Knowledge of ONI, all of the Trademarks owned by an ONI Group Member (the “ONI Trademarks”) are valid and enforceable. The registered ONI Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates. No ONI Trademark is involved in any opposition, invalidation or cancellation proceeding, and to the Knowledge of ONI no such action is threatened.

(h) Patents. To the Knowledge of ONI, all of the Patents that are owned by an ONI Group Member (the “ONI Patents”) are valid and enforceable. To the Knowledge of ONI, the validity or enforceability of ONI Patents has not been challenged.

(i) Copyrights. All of the Copyrights owned by an ONI Group Member are valid and enforceable.

(j) Trade Secrets. Each ONI Group Member has taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

3.21 Employee Agreements. Except as set forth on Schedule 3.21, each ONI Employee has executed a Non-competition and Confidentiality Agreement in substantially the form included on Schedule 3.21, and, to the Knowledge of ONI, no ONI Employee or ONI Consultant in the course of the performance of his or her duties to the ONI Group Member is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with any ONI Group Member or any previous employer.

3.22 Insurance Contracts . ONI maintains for the benefit of ONI Group Members contracts of insurance and indemnity (the “ONI Insurance Contracts”) that insure against such risks, and are in such amounts, as are appropriate and reasonable considering the nature and operations of the businesses of ONI Group Members and the assets and properties related thereto. All ONI Insurance Contracts are in full force and effect, with no default thereunder by any ONI Group Member which could permit the insurer to deny payment of claims thereunder, and all premiums due and payable thereon have been paid. No ONI Group Member has received or given a notice of cancellation with respect to any of the ONI Insurance Contracts. There is no material claim by any ONI Group Member pending under any ONI Insurance Contracts as to which coverage has been questioned, denied or disputed by the underwriters of such contracts. To the Knowledge of ONI, there is not any threatened termination of or material premium increase with respect to any ONI Insurance Contract.

3.23 Absence of Certain Relationships. Except as set forth on Schedule 3.23, since January 1, 2004, none of (a) any ONI Group Member, (b) any director or officer of any ONI Group Member, and (c) any member of the immediate family of any Person referred to in clause (b) above of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of any ONI Group Member, other than holdings in publicly held companies of less than one percent (1%) of the outstanding capital stock of any such publicly held company. Except as disclosed in Schedule 3.23, there are no existing, and since January 1, 2004 there has been no contract, transaction, indebtedness or other arrangement, or any related series thereof, between any ONI Group Member, on the one hand, and any of the directors, officers, stockholders or other Affiliates of an ONI Group Member, or any of their respective Affiliates or immediate family members, on the other. There is no indebtedness owed to any ONI Group Member by any employee, consultant, officer or director, other than salary advances and travel expenses in the ordinary course of business consistent with past practice.

3.24 Foreign Corrupt Practices. No ONI Group Member, none of their respective officers, directors, agents, employees and no other Person acting on behalf of any ONI Group Member, (a) has used any corporate or other funds for unlawful contributions, payments, gifts, entertainment or other unlawful payments relating to political activity to government officials, employees, political parties, campaigns or others (whether foreign or domestic), (b) established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) received any unlawful contributions, payments, gifts or expenditures or (d) consummated any transaction, made any payment, entered into any contract or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended.

3.25 Powers-of-attorney. Except as set forth on Schedule 3.25, there are no outstanding powers-of-attorney executed on behalf of any ONI Group Member.

3.26 Operations Documents. The operations documents of ONI, dated January 20, 2005, that have been previously provided to Novoste, were prepared by ONI in good faith and in the ordinary course of business consistent with past practice, are the most current operations documents of such type prepared by ONI relating to the periods covered thereby and are based on assumptions which were reasonable when made and such assumptions are reasonable as of the date hereof.

3.27 Takeover Statues; Rights Agreement. The ONI Board of Directors has, to the extent such statutes are applicable, taken all action necessary to exempt this Agreement, the Merger and the transactions contemplated hereby, from any anti-takeover, control share acquisition, fair price, moratorium or other similar statute of the State of Delaware (each, a “Delaware Takeover Statute”) that applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby. No stockholders rights plan, “poison pill” or similar plan or arrangement exists with respect to any shares of ONI Capital Stock.

3.28 Full Disclosure. None of the information furnished or made available by ONI to Novoste in this Agreement (including the Schedules hereto) or in any certificate or document delivered pursuant hereto by ONI at or prior to the Closing Date, is false or misleading or contains any misstatement of a material fact, or omits to state any material fact required to be stated in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

3.29 Acknowledgement. Except for the representations and warranties contained in this Agreement, ONI acknowledges that neither Novoste nor Merger Sub makes any other express or implied representation or warranty in connection with this Agreement and the transactions expressly contemplated hereby.

ARTICLE IV

Representations and Warranties of Novoste and Merger Sub

Novoste and Merger Sub hereby represent and warrant to ONI as of the date hereof that, except as set forth in the schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article IV, as well as any other section or subsection of this Article IV if the relevance of the disclosed item to such other section or subsection is readily apparent on its face), dated as of the date of this Agreement, from Novoste and Merger Sub to ONI delivered by Novoste and Merger Sub immediately prior to the execution and delivery of this Agreement:

4.1 Corporate Status. Novoste is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with the requisite corporate power to own,

operate and lease its properties and to carry on its business as now being conducted. Except as set forth on Schedule 4.1, Novoste is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Novoste Material Adverse Effect.

4.2 Capital Stock.

(a) Authorized Stock. The authorized capital stock of Novoste consists of (i) 25,000,000 shares of common stock, par value $0.01 per share (the “Novoste Common Stock”), of which there were 16,334,780 shares issued and outstanding as of the date hereof, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding (the “Novoste Capital Stock”). All of the outstanding shares of Novoste Capital Stock have been duly authorized and validly issued, were not issued in violation of the securities laws of the United States or any state or any Person’s preemptive rights, purchase options, call options, right of first refusals or offers, subscription rights or any similar rights, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Novoste Common Stock held in treasury by Novoste. Except as set forth above, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of Novoste are issued, reserved for issuance or outstanding.

(b) Options and Convertible Securities. Except for the options set forth on Schedule 4.2 (the “Novoste Options”), as of the date hereof, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating Novoste to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. Set forth on Schedule 4.2 is the following information with respect to each holder of Novoste Options outstanding as of the date hereof: (i) such holder’s name, (ii) the number of Novoste Options held by such holder, (iii) the per share exercise price of each Novoste Option held by such holder, and (iv) if such holder is not an employee of Novoste as of the date hereof, the date or dates on which the Novoste Options held by such holder will automatically expire and terminate and be of no further force and effect in accordance with their terms, or, if such older is an employee of Novoste as of the date hereof, the period of time after termination of such holder’s employment with Novoste during which the Novoste Options held by such holder will remain outstanding, effective and exercisable. The officers and employees of Novoste identified on Schedule 4.2 have each agreed in writing to termination and cancellation of all Novoste Options held by them effective immediately prior to the Effective Time, and Novoste has delivered to ONI true and complete copies of all such agreements. Except as set forth on Schedule 4.2 as of the date hereof, to the Knowledge of Novoste there are no voting trusts or other agreements or understandings with respect to the voting of Novoste Capital Stock. Except as set forth on Schedule 4.2, as of the date hereof, Novoste is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of Novoste Capital Stock or any other securities of Novoste. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Novoste or any of its Subsidiaries or any of their businesses or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of Novoste based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) or to cause Novoste or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of Novoste.

(c) Novoste ESPP. The Novoste Employee Stock Purchase Plan (the “Novoste ESPP”) was suspended in December 2004 and no shares of Novoste Common Stock have been offered thereunder since December 31, 2004.

4.3 Subsidiaries.

(a) The name and jurisdiction of organization of each Subsidiary of Novoste (each a “Novoste Subsidiary,” and, collectively, the “Novoste Subsidiaries”) is set forth on Schedule 4.3. Novoste owns all of the capital stock and other equity interests of the Novoste Subsidiaries, and the date on which Novoste acquired or organized each such entity is listed opposite the name of such entity on Schedule 4.3. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating any Novoste Subsidiary to issue, sell or otherwise dispose of shares of its capital stock or other equity interests, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock or other equity interests. There are no voting trusts or other agreements or understandings to which any of Novoste or any Novoste Subsidiary (Novoste and each Novoste Subsidiary each a “Novoste Group Member”) is a party with respect to the voting of the shares of the capital stock or other equity interests of any Novoste Subsidiary and no Novoste Subsidiary is a party to, or bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any of its securities. Except as set forth on Schedule 4.3, each Novoste Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Novoste Material Adverse Effect. All of the outstanding shares of capital stock of each of the Novoste Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right, and are owned, of record and beneficially, by Novoste or one of its direct or indirect Subsidiaries, free and clear of all liens whatsoever. There are no restrictions of any kind which prevent the payment of dividends by any of the Novoste Subsidiaries, and neither Novoste nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (including in the form of a loan or capital contribution) to or in any Person.

(b) Each of the Novoste Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Each of the Novoste Subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to possess any such Permits would not reasonably be expected to have, individually or in the aggregate, a Novoste Material Adverse Effect. Except as set forth in Schedule 4.3, each of the Novoste Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Novoste Material Adverse Effect.

4.4 Authority for Agreement; Noncontravention.

(a) Authority. Novoste has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder. Novoste’s execution and delivery of this Agreement and its consummation of the transactions contemplated hereby (including the closing of the Loan to ONI) have been duly and validly authorized by the Novoste Board of Directors and no other corporate proceedings on its part are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby have been duly executed and delivered by Novoste and, assuming the due authorization, execution and delivery thereof by ONI, constitute valid and binding obligations of Novoste, enforceable against Novoste in accordance with their respective terms, subject to the Novoste Stockholder Approvals and to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) the availability of specific performance or other equitable or legal remedies specified herein.

(b) No Conflict. Except as set forth on Schedule 4.4, none of the execution, delivery or performance of this Agreement and other agreements contemplated hereby, or the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in a violation of any provision of the charter documents (as amended by the Novoste Charter Amendments contemplated by this Agreement) or by-laws of any Novoste Group Member or (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any agreement of any Novoste Group Member (including, but not limited to, any other contract, note, mortgage, indenture, lease, instrument or other agreement), Permit, concession, franchise, license, grant, judgment, order, decree, statute, ordinance, rule or regulation to which any Novoste Group Member is a party or by which any of the assets of any Novoste Group Member are bound, or which is applicable to any Novoste Group Member, or any of the assets of any Novoste Group Member, except with respect to this clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Novoste Material Adverse Effect. Except as set forth on Schedule 4.4 and except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Novoste Material Adverse Effect, no authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Novoste and Merger Sub or the consummation by Novoste and Merger Sub of the transactions contemplated hereby, other than the filing of the Certificate of Merger and the Novoste Charter Amendments with the Secretary of State of the State of Florida.

(c) Required Vote. The Novoste Board of Directors has, at a meeting duly called and held prior to the execution of this Agreement, (i) approved this Agreement and the Merger, (ii) approved the Novoste Share Issuance, the Novoste Charter Amendments and the Loan, (iii) determined that the transactions contemplated hereby and thereby (including the Merger, the Novoste Share Issuance, the Novoste Charter Amendments and the Loan) are advisable and in the best interests of the holders of Novoste Common Stock, (iv) resolved to recommend and has recommended to the holders of Novoste Common Stock the approval of the Novoste Share Issuance), (v) resolved to recommend and has recommended to the holders of Novoste Common Stock the approval and adoption of the Novoste Share Increase Charter Amendment, (vi) resolved to recommend and has recommended to the holders of Novoste Common Stock the approval and adoption of the Novoste Name Change Charter Amendment and (vii) directed that the Novoste Share Issuance and the Novoste Charter Amendments be submitted to the holders of Novoste Common Stock for their approval or adoption, as applicable.

The affirmative vote of holders of a majority of the shares of Novoste Common Stock present and entitled to vote at the Novoste Stockholders Meeting is the only vote, approval or other corporate action of the holders of any class or series of Novoste Capital Stock necessary to approve the Novoste Share Issuance.

The affirmative vote of holders of a majority of all the outstanding shares of Novoste Common Stock is the only vote, approval or other corporate action of the holders of any class or series of Novoste Capital Stock necessary to adopt the Novoste Charter Amendments.

Other than the votes set forth in the two paragraphs immediately above (collectively, the “Novoste Stockholder Approvals”), no vote, approval or other corporate action on the part of any holder of any capital stock or other security of Novoste is required to approve or adopt the Novoste Share Issuance, the Novoste Charter Amendments and the other transactions contemplated hereby and to make effective the Novoste Charter Amendments and to consummate the Merger.

4.5 SEC Filings; Novoste Financial Statements; Wind Down Plan.

(a) Novoste has filed all forms, reports and documents required to be filed by Novoste with the SEC since December 31, 2002, and has made available to ONI such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Novoste may file subsequent to the date hereof) are referred to herein as the “Novoste SEC Filings.” As of their respective dates, the Novoste SEC Filings (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Novoste SEC Filings, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Novoste SEC Filing. None of the Novoste Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Novoste SEC Filings (the “Novoste Financial Statements”), including any Novoste SEC Filings filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC for financial statements filed on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Novoste and the Novoste Subsidiaries as at the respective dates thereof and the consolidated results of Novoste’s and the Novoste Subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Novoste contained in Novoste’s annual report on Form 10-K for the year ended December 31, 2004 is hereinafter referred to as the “Novoste Balance Sheet.” Except as disclosed in the Novoste Financial Statements and on Schedule 4.5, since the date of the Novoste Balance Sheet neither Novoste nor any of the Novoste Subsidiaries has any Liabilities required under GAAP to be set forth on a balance sheet which are, individually or in the aggregate, material to the business, results of operations or financial condition of Novoste and the Novoste Subsidiaries taken as a whole, except for Liabilities incurred since the date of the Novoste Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

(c) Novoste has heretofore furnished to ONI a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Novoste with the SEC pursuant to the Securities Act or the Exchange Act.

(d) Novoste has made available to ONI complete and correct copies of all material correspondence and written communications since January 1, 2004 between the SEC (or its staff), on the one hand, and Novoste or any attorney, accountant or representative of Novoste, on the other.

(e) To the knowledge of Novoste, the Wind Down Plan fully reflects and provides for the respective amounts of all of the assets, liabilities, cost, and expenses which could reasonably be expected to be realized or incurred in connection with the closing and winding down of all current businesses of Novoste and each of its Subsidiaries including, without limitation, the closing of European operations, the termination of European and Middle Eastern distributorships, and the settlement of all outstanding litigation.

4.6 Absence of Material Adverse Changes.

(a) Except as set forth on Schedule 4.6, during the period from the date of the Novoste Balance Sheet (the “Novoste Balance Sheet Date”) to the date hereof, no Novoste Group Member has suffered a Novoste Material Adverse Effect, and, to the Knowledge of Novoste, there has not occurred or arisen any event, condition or state of facts of any character that would reasonably be expected to result in a Novoste Material Adverse Effect.

(b) Except as set forth on Schedule 4.6, during the period from December 31, 2004 to the date hereof:

(i) there has not been any change by Novoste in its accounting or cash management methods, principles or practices (including with respect to reserves, revenue recognition, timing for payments of payments of accounts payable and collections of accounts receivable), or any revaluation by Novoste of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(ii) neither Novoste nor its Subsidiaries has amended or otherwise modified the certificate or articles of incorporation or bylaws or equivalent organizational documents of Novoste or any of its Subsidiaries or altered through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Novoste or any of its Subsidiaries;

(iii) neither Novoste nor its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (other than dividends or distributions paid by a wholly owned Subsidiary of Novoste to its parent); or amended the terms of, repurchased, redeemed or otherwise acquired, or permitted any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries;

(iv) neither Novoste nor its Subsidiaries has sold, transferred, delivered, leased, subleased, licensed, sublicensed, mortgage, pledged, encumbered, impaired or otherwise disposed of (in whole or in part), or created, incurred, assumed or caused to be subjected to any lien on, any of the assets of Novoste or any of its Subsidiaries (including any Intellectual Property or accounts receivable), except for (i) the sale of inventory, in each case in the ordinary course of business and consistent with past practice and (ii) as contemplated by the Wind Down Plan;

(v) neither Novoste nor its Subsidiaries has acquired any rights, assets or properties other than in the ordinary course of business consistent with past practice;

(vi) there has not been any material damage, destruction or loss (whether or not covered by insurance) with respect to any material rights, assets or properties of Novoste or any of its Subsidiaries;

(vii) neither Novoste nor its Subsidiaries has (A) incurred or modified any indebtedness or issued any debt securities or any warrants or rights to acquire any debt security, (B) assumed, guaranteed or endorsed or otherwise become responsible for, the obligations of any Person, (C) entered into any off-balance sheet financing arrangement or any accounts receivable or payable financing arrangement, or (D) except for the Loan, made any loans, advances or entered into any other financial commitments;

(viii) neither Novoste nor its Subsidiaries has authorized or made any capital expenditures (or, since December 31, 2004, any expenditures, including capital expenditures) outside of the ordinary course of business; and

(ix) neither Novoste nor its Subsidiaries has (A) made or changed any Tax election or changed any method of tax accounting other than an election in the ordinary course of business consistent with the past practices of, (B) settled or compromised any federal, state, local or foreign Tax liability, (C) filed any amended Tax Return, (D) entered into any closing agreement relating to any Tax, (E) agreed to an extension of a statute of limitations or (F) surrendered any right to claim a Tax refund.

4.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.7, no Novoste Group Member has any material Liability that is not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Novoste Financial Statements and there is no existing fact, condition or circumstance which could reasonably be expected to result in any such Liability, except (a) Liabilities incurred in the ordinary course of business consistent with past practice since the Novoste Balance Sheet Date, none of which individually or in the aggregate could reasonably be expected to be material, (b) Liabilities incurred under this Agreement, and (c) Liabilities not required by GAAP to be reflected on a consolidated balance sheet of Novoste and its Subsidiaries.

4.8 Permits; Compliance with Applicable Law, Charter and By-Laws.

(a) Except as set forth on Schedule 4.8, each Novoste Group Member has all requisite Permits, except for any Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Novoste Material Adverse Effect. All of such Permits are in full force and effect. Each Novoste Group Member is in compliance in all material respects with the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of Novoste, threatened, which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Permits, and the Merger and the transactions contemplated by this Agreement will not cause the revocation or cancellation of any such Permit, except for such proceedings, revocations and cancellations which would not reasonably be expected to have, individually or in the aggregate, a Novoste Material Adverse Effect.

(b) No business of any Novoste Group Member is being or has been conducted in violation, in any material respect, of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity. No Novoste Group Member is in violation of any provision of its charter documents or its by-laws.

4.9 Regulatory Matters. Except as set forth on Schedule 4.9:

(a) To the Knowledge of Novoste, each Novoste Group Member is in compliance in all material respects with all applicable statutes, rules and regulations administered by the FDA and Foreign Authorities, the U.S. Centers for Disease Control and Prevention, the Department of Agriculture and the Department of Commerce with respect to the products being distributed or developed by or on behalf of each Novoste Group Member. Novoste has previously delivered to ONI an index of all applications, 510(k) clearances, PMA approvals, registrations, device listings, and licenses obtained by Novoste from the FDA, Foreign Authorities, the U.S. Centers for Disease Control and Prevention, the Department of Agriculture or the Department of Commerce or required in connection with the conduct of the business of each Novoste Group Member as it is currently conducted and has made all such information available to ONI.

(b) To the Knowledge of Novoste, all products developed or distributed by each Novoste Group Member that are subject to the jurisdiction of the FDA, Foreign Authorities, the U.S. Centers for Disease Control and Prevention, the Department of Agriculture and the Department of Commerce have been and are being developed, designed, manufactured, tested, labeled, stored, distributed, marketed and sold in compliance in all material respects with all applicable statutory or regulatory requirements, including but not limited to 21 C.F.R. Parts 803, 806, 807, 812, 814, and 820.

(c) Novoste has made available to ONI all written communications (including all electronic records of such communications) and oral communications to the extent reduced to written form between each Novoste Group Member, on the one hand, and the FDA or Foreign Authorities on the other hand, with respect to each Novoste Group Member’s products. Novoste shall promptly deliver or make available to ONI copies of all written communications and information and records regarding all oral communications reduced to written form, between each Novoste Group Member, on the one hand, and the FDA or Foreign Authorities on the other hand, with respect to each Novoste Group Member or any of its products from the date hereof through the Closing. No Novoste Group Member is in receipt of notice of, and, to the Knowledge of Novoste, subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of its products or to the facilities in which its products are manufactured, collected or handled, by the FDA or Foreign Authorities.

(d) There are no pending or, to the Knowledge of Novoste, threatened actions, proceedings or complaints by the FDA or Foreign Authorities against or involving any Novoste Group Member.

(e) To the Knowledge of Novoste, no Novoste Group Member has made any material false statements on, or omissions from, the applications, approvals, reports and other submissions and filings to the FDA or Foreign Authorities prepared or maintained to comply with the requirements of the FDA or Foreign Authorities relating to such Novoste Group Member or its products.

(f) To the Knowledge of Novoste, no Novoste Group Member has received any notification, written or oral, that remains unresolved, from Foreign Authorities, the FDA or other authorities indicating that any of such Novoste Group Member’s products is misbranded or adulterated under the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder. No FDA-483 or warning letter has been issued by the FDA to any Novoste Group Member.

(g) No product of any Novoste Group Member has been recalled, subject to field action, corrected, removed, suspended or discontinued as a result of any action by the FDA or any Foreign Authority against such Novoste Group Member or, to the Knowledge of Novoste, any licensee, distributor or marketer of any product of any Novoste Group Member in the United States or outside of the United States. No reports of corrections or removals have been filed with the FDA under 21 C.F.R. Part 806.

(h) No MDR has been filed with the FDA pursuant to 21 C.F.R. Part 803 for a product of any Novoste Group Member. No Novoste Group Member has modified a product subsequent to obtaining 510(k) clearance or PMA approval in the absence of a new 501(k) clearance or PMA supplement approval for all such modifications.

(i) To the Knowledge of Novoste, no Novoste Group Member has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. No Novoste Group Member has, nor to the Knowledge of Novoste, has any officer, key employee or agent of any Novoste Group Member been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

4.10 Warranty Matters. Each product sold, leased, licensed or delivered by any Novoste Group Member has been in material conformity with all applicable product specifications and contractual commitments and all express warranties. No Novoste Group Member has any Liability, individually or in the aggregate (and to the Knowledge of Novoste, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. Schedule 4.10 includes copies of the standard terms and conditions of sale of each Novoste Group Member (containing applicable warranty and indemnity provisions). No product sold, leased, licensed or delivered by any Novoste Group Member is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale and such other indemnities and warranties disclosed on Schedule 4.10. Except as set forth on Schedule 4.10, there are no existing or, to the Knowledge of Novoste, threatened product liability, warranty, failure to adequately warn or other similar claims against any Novoste Group Member relating to or involving the products sold, leased, licensed or delivered by any Novoste Group Member. There are no statements, citations, correspondence or decisions by any Governmental Entity stating that any product sold, leased, licensed or delivered by any Novoste Group Member is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. There have been no notices of recall served on any Novoste Group Member by any Governmental Entity with respect to any product sold, leased, licensed or delivered by any Novoste Group Member. Except as set forth on Schedule 4.10, to the Knowledge of Novoste, there is no (i) fact relating to any product sold, leased, licensed or delivered by any Novoste Group Member that would impose upon any

Novoste Group Member a duty to recall any such product or a duty to warn customers of a defect in any such product or (ii) latent or overt design, manufacturing or other defect in any such product. No notice of claim has been served against any Novoste Group Member for material renegotiation or price redetermination of any business transaction relating to the business of any Novoste Group Member, and, to the Knowledge of Novoste, there are no facts upon which any such claim could reasonably be based.

4.11 Litigation and Proceedings. Except as set forth on Schedule 4.11, (a) there is no investigation by any Governmental Entity with respect to any Novoste Group Member pending or, to the Knowledge of Novoste, threatened, nor has any Governmental Entity notified any Novoste Group Member of an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of Novoste, threatened against or involving any Novoste Group Member, any of the assets of Novoste or of any Novoste Subsidiary, at law or in equity, or before any arbitrator or Governmental Entity; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against any Novoste Group Member. No director or officer of any Novoste Group Member has a claim or demand for payment or, to the Knowledge of Novoste, basis for a claim or demand for payment against Novoste or any of its Subsidiaries in respect of the period prior to and including the Closing, other than as set forth on Schedule 4.11 or any unmatured claims for indemnification pursuant to Novoste’s or its Subsidiaries’ charter or bylaws or other applicable governing documents.

4.12 Tax Matters.

(a) Filing of Returns. Except as set forth on Schedule 4.12(a), each Novoste Group Member has timely filed all Tax Returns that it was required to file, taking into account all validly obtained extensions. All such Tax Returns were correct and complete in all material respects. All Taxes owed (whether or not shown on any Tax Return) by any Novoste Group Member have been paid. No Novoste Group Member is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where any Novoste Group Member does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claims have not been resolved. There are no Encumbrances on any of assets of any Novoste Group Member that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances.

(b) Payment of Taxes. Each Novoste Group Member has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c) Assessments or Disputes. Except as set forth on Schedule 4.12(c), to the Knowledge of Novoste, no Tax authority has proposed in writing to assess any additional Taxes upon any Novoste Group Member. Except as described in written materials delivered to ONI, there is no dispute or claim concerning any Tax Liability of any Novoste Group Member either (i) claimed or raised in writing by any Tax authority or (ii) to the Knowledge of Novoste, otherwise claimed or raised by any Tax authority. Except to the extent otherwise described in written materials delivered to ONI, Novoste has delivered to ONI correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies that were filed by, assessed against or agreed to by or with respect to any Novoste Group Member since December 31, 2000.

(d) Waiver of Statute of Limitations. No Novoste Group Member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Collapsible Corporations, Golden Parachutes, Real Property Holding Corporations. No Novoste Group Member has filed a consent under Code section 341(f) concerning collapsible corporations. Except as set forth on Schedule 4.12, no Novoste Group Member is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any Change of Control Payment. No Novoste Group Member has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). No Novoste Group Member is a party to any Tax allocation or sharing agreement. No Novoste Group Member (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Novoste), or (B) has any Liability for the Taxes of any Person (other than a member of an Affiliated Group the common parent of which was Novoste) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law).

(f) Unpaid Taxes. The unpaid Taxes of the Novoste Group Members (i) did not, as of the date of the Novoste Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Novoste Balance Sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Novoste Group Members in filing their Tax Returns.

(g) No Changes in Accounting, Closing Agreement, Installment Sale. No Novoste Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (ii) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law), other than any such change required as a result of the transactions occurring at Closing pursuant to this Agreement; (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (i) prepaid amount received on or prior to the Closing Date.

(h) Acquisitions. No Novoste Group Member has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or Code section 361.

(i) Section 482. Any and all transactions and dealings between any Novoste Group Member and any person under common control with such Novoste Group Member (including, without limitation, any other Novoste Group Member) for purposes of Section 482 of the Code (or any comparable provision of foreign, state or local law) have at all times occurred on arm’s-length terms, as if between unrelated parties. Each Novoste Group Member has at all times fully complied with any and all tax-related requirements that the arm’s-length nature of the terms of such transactions and dealings be documented.

(j) Section 999. No Novoste Group Member has participated in or cooperated with an international boycott, within the meaning of Section 999 of the Code, nor has any Novoste Group Member had operations that are or may hereafter become reportable under Section 999 of the Code.

4.13 Employee Benefit Plans.

(a) List of Plans. Schedule 4.13 contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other material similar plans, programs or agreements, and every material written personnel policy, relating to Persons employed by a Novoste Group Member or in which one or more Persons employed by a Novoste Group Member is eligible to participate and which is currently maintained or that was maintained at any time during the last three calendar years by a Novoste Group Member or an ERISA Affiliate of a Novoste Group Member (collectively, the “Novoste Plans”), in each case opposite the names the Novoste Group Members to which such Novoste Plan relates. Novoste has delivered or made available to ONI: (i) accurate and complete copies of all Novoste Plan documents and all other material documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and summary plan descriptions relating to said Novoste Plans; (ii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Novoste Plans for which financial statements or actuarial reports are required or have been prepared; and (iii) accurate and complete copies of all annual reports and summary annual reports for all Novoste Plans for which annual reports are required. Novoste has delivered or made available to ONI complete copies of other current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Novoste Plans that are in possession of Novoste as of the date of this Agreement. No Novoste Group Member has a “defined benefit plan” as defined in Section 3(35) of ERISA. No Novoste Group Member has a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

(b) ERISA. None of the Novoste Group Members or the ERISA Affiliates of the Novoste Group Members have incurred any “withdrawal liability” calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause any of them to incur any such liability. No pension plan previously maintained by a Novoste Group Member or an ERISA Affiliate of a Novoste Group Member which was subject to Title IV of ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of

Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Novoste Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by any Novoste Group Member or any ERISA Affiliate of any Novoste Group Member. Except as set forth on Schedule 4.13, with respect to all Novoste Plans, each Novoste Group Member and each ERISA Affiliate of each Novoste Group Member is in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, including any applicable foreign laws, regulations or rules in effect, and has in all material respects performed all obligations required to be performed by it. All returns, reports and disclosure statements required to be made under ERISA and the Code, or any foreign law, regulation or rule, with respect to each Novoste Plan have been timely filed or delivered, except where such failures to so file will not have an Novoste Material Adverse Effect or prevent or materially delay the consummation of the Merger. No Novoste Group Member or ERISA Affiliate of a Novoste Group Member, no director, officer, employee or agent of any Novoste Group Member or ERISA Affiliate of a Novoste Group Member and no trustee or administrator of any trust created under a Novoste Plan, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA which could subject any Novoste Group Member or any Affiliate of any Novoste Group Member, or any director or employee of any Novoste Plan or any trust relating to any Novoste Plan, or any party dealing with any Novoste Plan or trust relating thereto to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code. Except as set forth on Schedule 4.13, no Novoste Plan and no trust created under any Novoste Plan has incurred any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

(c) Plan Determinations. Each Novoste Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, or Novoste is entitled to rely on an Internal Revenue Service Opinion Letter with respect to such qualification; copies of all determination letters have been delivered or made available to ONI, and, to the Knowledge of Novoste, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption, or result in the imposition of any material excise tax or income tax on unrelated business income under the Code or ERISA with respect to any Novoste Plan. With respect to each Novoste Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under Novoste Plan terms and applicable law have been made.

(d) Funding. Except as set forth on Schedule 4.13:

(i) all contributions, premiums or other payments due or required to be made to Novoste Plans as of the date of this Agreement have been made as of the date of this Agreement or are properly reflected on the Novoste Balance Sheet;

(ii) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Novoste, threatened, with respect to any Novoste Plan, nor is any Novoste Plan the subject of any pending (or to the Knowledge of Novoste, threatened) investigation or audit by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation;

(iii) no event has occurred which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Novoste Plan;

(iv) with respect to each Novoste Plan that is qualified under Section 401(k) of the Code, no event has occurred with respect to which any Novoste Group Member could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) that is reasonably likely to have a Novoste Material Adverse Effect under ERISA, the Code or any other applicable law whether of the United States or any foreign country.

(e) Certain Other Matters. Except as reserved for on the Novoste Balance Sheet, no Novoste Group Member has any liability or potential liability in any form whatsoever, and no Novoste Group Member will have liability or potential liability in any form whatsoever, with regard to any Novoste Plan, as a result of the any failure to perform non-discrimination testing on an Novoste Plan or any failure to amend an Novoste Plan pursuant to the legislation commonly known as “GUST” or the legislation commonly known as “EGTRRA.” All employee contributions, including elective deferrals, to 401(k) plan(s) of Novoste Group Members have been segregated from the general assets of the Novoste Group Members and deposited into the trust(s) established pursuant to such 401(k) plan(s) in a timely manner in accordance with the “plan asset” regulations of the Department of Labor.

(f) Welfare Plans. With respect to any Novoste Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Novoste Welfare Plan”), except as set forth on Schedule 4.13: (i) each Novoste Welfare Plan for which contributions are claimed by any Novoste Group Member as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction; (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Novoste Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code; (iii) each Novoste Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law or foreign law applicable to employees of any Novoste Group Member or any ERISA Affiliate of any Novoste Group Member. No Novoste Group Member maintains, contributes to or has an obligation to contribute to, or has any material liability or potential liability with respect to any Novoste Welfare Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of any Novoste Group Member other than in accordance with COBRA or as described in Section 7.15 hereof.

4.14 Employment-Related Matters.

(a) Labor Relations. Except to the extent set forth on Schedule 4.14: (i) no Novoste Group Member is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of employees of any Novoste

Group Member; (ii) there is no labor strike, work stoppage or lockout pending or, to the Knowledge of Novoste, threatened against or otherwise affecting any Novoste Group Member, and no Novoste Group Member has experienced the same; (iii) no Novoste Group Member has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program since January 1, 2002 in a manner that would reasonably be expected to give rise to liability under the Worker Adjustment and Retraining Notification Act, and no Novoste Group Member has planned or announced any such action or program for the future; and (iv) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from any Novoste Group Member before the date hereof have been paid or accrued as of the date hereof to the extent required under GAAP and relevant state laws concerning timely payment of wages.

(b) Employee and Consultant Lists. Schedule 4.14 includes a list (the “Novoste Employee List”) containing the name of each employee of each Novoste Group Member (each a “Novoste Employee”), and each such person’s level title, role, starting date, annual salary and target bonus. No third party has asserted to any Novoste Group Member any claim that either the continued employment by, or association with, any Novoste Group Member of any Person contravenes any agreement or law applicable to unfair competition, trade secrets or proprietary information. Schedule 4.14 also includes an accurate and complete list of the consultants used by Novoste Group Members (each a “Novoste Consultant”). To the Knowledge of Novoste, the consultants identified on Schedule 4.14 qualify as “independent contractors” and are not “employees” under applicable laws.

(c) Conduct of Directors and Officers. To the Knowledge of Novoste, no person who, as of the date hereof, is an officer or director of any Novoste Group Member has been involved in any of the events described in Item 401(f) of Regulation S-K under the Securities Act. For purposes of this Section 4.14, “officer” shall have the meaning provided in Rule 16a-1(f) promulgated under the Exchange Act.

(d) Payments Triggered by the Merger. Except as set forth on Schedule 4.14, no director, officer or employee of Novoste shall be entitled to receive any payment (cash or otherwise) as a result of, or in connection with, this Agreement or Merger (including, but not limited to, any payments pursuant to change of control provisions in an employment agreement or similar contract or arrangement).

(e) Severance Payments. Except as set forth on Schedule 4.14, no officer, employee or consultant of any Novoste Group Member is entitled to receive any payment or compensation in connection with or as a result of the termination of his or her employment with Novoste, or with respect to any period after the termination of his employment with Novoste, including, without limitation, any severance payment, termination payments, or payment for accrued vacation, sick time or other benefits.

(f) Waiver of Change of Control Payments. Each officer or employee of Novoste identified as such on Schedule 4.14 has entered into a written agreement with Novoste pursuant to which such officer or employee has waived his or her right to receive a portion of certain Change of Control Payments, as set forth on Schedule 4.14, in consideration of an agreement by Novoste to provide such officer employee his or her level of health insurance benefits as in effect as of the date hereof for a period of 18 months after the Closing Date at no cost to such officer or employee. Novoste has delivered to ONI true and complete copies of all such agreement.

4.15 Environmental.

(a) Environmental Laws. (i) Except as set forth on Schedule 4.15(a)(i), each Novoste Group Member is and has at all times been in compliance with and has no liability under the Environmental Laws; (ii) except as set forth on Schedule 4.15(a)(ii), no Novoste Group Member has received any written or oral communication that alleges that it is or was not in compliance with all applicable Environmental Laws; (iii) except as set forth on Schedule 4.15(a)(iii), to the Knowledge of Novoste there are no circumstances that may prevent or interfere with compliance in the future with any applicable Environmental Laws; (iv)(A) Schedule 4.15(a)(iv)(A) sets forth a complete list of Permits required by any Novoste Group Member for the conduct of its business on the date hereof as it relates to radioactive material and except as set forth on Schedule 4.15(a)(iv)(C), no other Permits or authorizations required pursuant to the Environmental Laws are required by any Novoste Group Member for the conduct of its business on the date hereof, other than those which if not obtained would not reasonably be expected to have, individually or in the aggregate, a Novoste Material Adverse Effect, (B) except as set forth on Schedule 4.15(a)(iv)(B), all such permits and authorizations are in full force and effect, and each Novoste Group Member is in material compliance with all of the terms of such Permits and authorizations, and (C) except as set forth on Schedule 4.15(a)(iv)(C), no other Permits or authorizations required pursuant to the Environmental Laws are required by any Novoste Group Member for the conduct of its business on the date hereof; and (D) except as set forth on Schedule 4.15(a)(iv)(D), such Permits will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby; (v) except as set forth on Schedule 4.15(a)(v), the management, handling, storage, transportation, treatment, and disposal by the Novoste Group Members of all Materials of Environmental Concern is and has been in compliance with all Environmental Laws; and (vi) except as set forth on Schedule 4.15(a)(vi), there are no past or present actions or activities by any Novoste Group Member, or any circumstances, conditions, events or incidents, including the storage, treatment, Release, disposal or arrangement for disposal or treatment of any Material of Environmental Concern, whether or not by a Novoste Group Member, that would reasonably be expected to form the basis of any Environmental Claim against any Novoste Group Member or against any Person whose liability for any Environmental Claim any Novoste Group Member may have retained or assumed either contractually or by operation of law, and (vii)except as set forth on Schedule 4.15(a)(vii), no property currently or formerly owned, operated or leased by a Novoste Group Member and no property to which Materials of Environmental Concern originating on or from such properties or the businesses or assets of any Novoste Group Member has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other government database or list of properties that may or do require Remediation under Environmental Laws.

(b) Environmental Claims. Except as set forth on Schedule 4.15, there is no Environmental Claim pending or, to the Knowledge of Novoste, threatened, against or involving any Novoste Group Member or against any Person whose liability for any Environmental Claim any Novoste Group Member has or may have retained or assumed either contractually or by operation of law. Without limiting the generality of the foregoing, except as set forth on

Schedule 4.15, no Novoste Group Member has received any notices, demands, requests for information, investigations pertaining to compliance with or liability under Environmental Law or Materials of Environmental Concern, nor, to the Knowledge of Novoste, are any such notices, demands, requests for information or investigations threatened.

(c) Disclosure of Information. Each Novoste Group Member has made, and during the period between the date of this Agreement and the Closing Date will continue to make, available to ONI all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern that are in the possession, custody, or control of any Novoste Group Member and pertain to any Novoste Group Member or any property or facility now or previously owned, leased or operated by any Novoste Group Member.

(d) Liens. No lien imposed relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental Concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by any Novoste Group Member.

4.16 No Undisclosed Broker’s or Finder’s Fees. Except as set forth on Schedule 4.16, no Novoste Group Member has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated hereby. Except as set forth on Schedule 4.16, no Novoste Group Member is obligated, or will become obligated upon consummation of the transactions contemplated by this Agreement or otherwise, to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with any proposed or consummated financing or proposed sale of a Novoste Group Member.

4.17 Assets Other Than Real Property.

(a) Title. Each Novoste Group Member has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests, in all of the tangible assets used or intended for use in the business of a Novoste Group Member (collectively, the “Novoste Tangible Assets”) is owned by a Novoste Group Member and such title is in each case free and clear of any Encumbrance, other than Permitted Encumbrances, except for (a) assets disposed of since the date of the Novoste Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) Liabilities, obligations and encumbrances reflected on the Novoste Balance Sheet or otherwise in the Novoste Financial Statements and (c) Liabilities, obligations and Encumbrances set forth on Schedule 4.17.

(b) Accounts Receivable. Except as set forth on Schedule 4.17, all receivables shown on the Novoste Balance Sheet and all receivables accrued by any Novoste Group Member since the Novoste Balance Sheet Date, have been collected or are collectible in all material respects in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the Novoste Balance Sheet Date, any additional allowance in respect thereof is consistent with the allowance reflected on the Novoste Balance Sheet.

(c) Condition. All Novoste Tangible Assets are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear taken in the aggregate is immaterial to the businesses of the Novoste Group Members and does not affect the business of any Novoste Group Member or affect Novoste’s obligation to perform under this Agreement.

(d) For the avoidance of doubt, nothing in this Section 4.17 shall be construed to limit any other representation or warranty set forth herein, including Section 4.18 or Section 4.20.

4.18 Real Property.

(a) Owned Real Property. No Novoste Group Member owns any real property or any interest therein. No Novoste Group Member is obligated under or bound by any option, right of first refusal, purchase contract, or other contract to sell or otherwise dispose of or to buy or otherwise acquire any real property or any other interest in any real property.

(b) Leases. Complete copies of all Novoste Leases, and all amendments thereto (which leases and amendments are identified on Schedule 4.18), have been made available to ONI by Novoste. Except to the extent and as limited by the Novoste Leases, the Novoste Leases grant leasehold estates free and clear of all Encumbrances (other than Permitted Encumbrances) and no Encumbrance (other than Permitted Encumbrances) on any of the Novoste Facilities have been granted by or caused by the actions of any Novoste Group Member. Each Novoste Lease is in full force and effect and is binding and enforceable against the Novoste Group Member that is a party thereto, and to the Knowledge of Novoste, each of the other parties thereto in accordance with their respective terms subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth on Schedule 4.18, neither any Novoste Group Member, nor, to the Knowledge of Novoste, any other party to any Novoste Lease, has committed a material breach or default under any Novoste Lease, nor has there occurred with respect to any Novoste Group Member, or, to the Knowledge of Novoste, any other party thereto, any event that with the passage of time or the giving of notice or both would constitute such a material breach or default. No material construction, alteration or other leasehold improvement work with respect to any Novoste Facility remains to be paid for or to be performed by any Novoste Group Member. Schedule 4.18 identifies each Novoste Lease that requires the consent of any third party in connection with the transactions contemplated hereby. Except as set forth on Schedule 4.18, there are no leases, subleases, licenses, concessions or any other contracts to which a Novoste Group Member is a party granting to any Person other than a Novoste Group Member any right to possession, use, occupancy or enjoyment of any real property leased by a Novoste Group Member.

(c) Condition. All buildings, structures, leasehold improvements and fixtures, or parts thereof included among the Novoste Facilities are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear taken in the aggregate is immaterial to the businesses of the Novoste Group Members and does not affect the business of any Novoste Group Member or affect Novoste’s obligation to perform under this Agreement.

4.19 Agreements, Contracts and Commitments

(a) Agreements. Schedule 4.19 sets forth a true and complete list, and if oral, an accurate and complete summary, of all contracts to which any Novoste Group Member is a party or by which any of them or their properties, rights or assets are bound as of the date hereof which are material to any Novoste Group Member or the operation of any Novoste Group Member’s business as conducted or as planned by Novoste to be conducted as of the date hereof (collectively, together with those entered into after the date hereof, the “Novoste Material Agreements”), including, without limitation, the following contracts:

(i) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(ii) any employment agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date of this Agreement obligations to be performed by any Novoste Group Member);

(iii) any agreement of guarantee or indemnification;

(iv) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of any Novoste Group Member to compete with any Person in any geographic area or to engage in any line of business;

(v) any Novoste Lease that involves, in the aggregate, payments of $50,000 or more per annum or is material to the conduct of the business of any Novoste Group Member;

(vi) any joint venture or profit-sharing agreement;

(vii) except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements providing for the extension of credit to any Novoste Group Member or any instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise;

(viii) any license agreement, either as licensor or licensee, involving payments (including past payments) of $50,000 in the aggregate or more, or any distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material contract or commitment;

(ix) any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the Intellectual Property of any Novoste Group Member;

(x) any agreement or arrangement providing for the payment of any commission based on sales other than to Novoste Employees;

(xi) any agreement for the sale by any Novoste Group Member of equipment, materials, products, services or supplies that involves future payments to any Novoste Group Member of more than $50,000;

(xii) any agreement for the purchase by any Novoste Group Member of any materials, equipment, services, or supplies, that either: (A) involves a binding commitment by a Novoste Group Member to make future payments in excess of $50,000 and cannot be terminated by it without penalty upon less than three months’ notice, or (B) was not entered into in the ordinary course of business;

(xiii) any agreement or arrangement with any third party for such third party to develop any Intellectual Property or other asset;

(xiv) any agreement or commitment for the acquisition, construction or sale of fixed assets that involves future payments by it of more than $50,000;

(xv) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by any Novoste Group Member of more than $50,000, other than Novoste Leases;

(xvi) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of any Novoste Group Member; or

(xvii) any agreement that provides for any continuing or future obligation of any Novoste Group Member, involving liability to any Novoste Group Member of more than $50,000, actual or contingent, including any continuing representation or warranty and any indemnification obligation, in connection with the disposition of any business or assets of any Novoste Group Member.

Except as set forth on Schedule 4.19, true and complete copies of all Novoste Material Agreements have been made available to ONI by Novoste.

(b) Validity. Except as set forth on Schedule 4.19, all Novoste Material Agreements are valid, binding and in full force and effect and, to the Knowledge of Novoste, are enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law); neither any Novoste Group Member nor, to the Knowledge of Novoste, any other party thereto, has breached any provision of, or defaulted under the terms of any such Novoste Material Agreement, except for any breaches or defaults that would not reasonably be expected to have a Novoste Material Adverse Effect or have been cured or waived; and no Novoste Group Member has received any “notice to cure” or a similar notice from any Person requesting performance under any Novoste Material Agreement. To the Knowledge of Novoste, no other party to any Novoste Material Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. No Novoste Group Member has received any notice of the intention of any other party to any Novoste Material Agreement to terminate any Novoste Material Agreement.

(c) Third-Party Consents. Schedule 4.19 identifies each Novoste Material Agreement set forth on Schedule 4.19 that requires the consent of a third party in connection with the transactions contemplated hereby or in connection with the Loan and the transactions contemplated thereby.

4.20 Intellectual Property.

(a) Owned Intellectual Property. Schedule 4.20 includes a list of each United States and foreign (i) issued Patent; Patent application or written invention disclosure for a Patent;(ii) Trademark registration, application for registration, or material common law Trademark; and (iii) Copyright registration, application for copyright registration, or material unregistered Copyright owned by each Novoste Group Member, indicating for each, the applicable owner, jurisdiction, title, registration number (or application number), and date issued (or date filed if an application). Except as set forth on Schedule 4.20, the Novoste Group Member identified on Schedule 4.20 as the owner of a Patent, Trademark or Copyright owns such item free and clear of Encumbrances.

(b) Licensed Intellectual Property. Schedule 4.20 includes a complete and accurate list of all agreements pursuant to which a Novoste Group Member is a licensee of Intellectual Property, excluding licenses for Commercial Software under which a Novoste Group Member is a licensee, indicating for each the title, date executed, the parties thereto, and any royalty or similar payment obligations. Such agreements are the “Novoste License Agreements.” Each Novoste Group Member is in material compliance with the terms of the Novoste License Agreements to which it is a party, and to the Knowledge of Novoste, the other parties to the License Agreements are in material compliance with the terms of the Novoste License Agreements. Each Novoste Group Member is current in any royalty or other financial obligations under any such Novoste License Agreement.

(c) Sufficiency. The Novoste Group Members are the sole owners of, or have a valid license or right to use, all Intellectual Property that is used in or necessary for the conduct of their business and the Novoste business as currently conducted or as currently proposed to be conducted (such Intellectual Property, the “Novoste Intellectual Property”).

(d) Challenges to Intellectual Property. Except as set forth on Schedule 4.20, to the Knowledge of Novoste, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by or exclusively licensed to a Novoste Group Member. No claims for such actions have been brought or threatened against any third party by any Novoste Group Member. Except as set forth on Schedule 4.20, to the Knowledge of Novoste, no third party has commenced any litigation, arbitration or other judicial proceeding against any Novoste Group Member, or brought or threatened any claim against any Novoste Group Member, (i) alleging that any Novoste Group Member’s activities or the conduct of its businesses misappropriates, infringes upon, violates, dilutes, or constitutes the unauthorized use of Intellectual Property, or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property that is owned by a Novoste Group Member (“Novoste Owned Intellectual Property”) or that is the subject of the Novoste License Agreements or is otherwise Novoste

Intellectual Property. Except as set forth on Schedule 4.20, no portion of the Novoste Owned Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

(e) Outbound Licenses. Except as set forth on Schedule 4.20(e), neither Novoste nor any Novoste Group Member has granted to any third party any rights that are currently in effect to use or exploit the Novoste Intellectual Property or otherwise manufacture, produce, distribute, market, offer to sell, or sell any of its products. Except as set forth on Schedule 4.20(e), no Novoste Group Member is bound by any agreement that affects such Novoste Group Member’s exclusive right to develop, manufacture, produce, distribute, market, offer to sell or sell any of its products. Each Novoste Group Member is in material compliance with the terms of any license or other agreement set forth on Schedule 4.20(e), (“Novoste Outbound License”) to which it is a party, and to the Knowledge of Novoste, the other parties to any such Novoste Outbound License are in material compliance with the terms thereof.

(f) Effect of Agreement . The execution, delivery and performance by Novoste of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any Novoste Group Member’s rights to own any of its Intellectual Property or its rights under the Novoste License Agreements or the Novoste Outbound Licenses or its ability to use any other Novoste Intellectual Property, nor require the consent of any governmental authority or third party in respect of any such Novoste Intellectual Property.

(g) Trademarks. All of the Trademarks owned by a Novoste Group Member (the “Novoste Trademarks”) are valid and enforceable. The registered Novoste Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates. No Novoste Trademark is involved in any opposition, invalidation or cancellation proceeding, and to the Knowledge of Novoste no such action is threatened.

(h) Patents. All of the Patents that are owned by a Novoste Group Member (the “Novoste Patents”) are valid and enforceable. Except as set forth on Schedule 4.20, to the Knowledge of Novoste, the validity or enforceability of the Novoste Patents has not been challenged.

(i) Copyrights. All of the Copyrights owned by a Novoste Group Member are valid and enforceable.

(j) Trade Secrets. Each Novoste Group Member has taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

4.21 Employee Agreements. Each Novoste Employee has executed a Business Conduct Agreement, Confidentiality and Arbitration Agreement, Conflict of Interest Agreement, Patent Agreement and Unfair Competition and Non-Solicitation Agreement, each substantially in the form included on Schedule 4.21, and to the Knowledge of Novoste, no Novoste Employee or Novoste Consultant in the course of the performance of his or her duties to the Novoste Group

Member is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with any Novoste Group Member or any previous employer.

4.22 Insurance Contracts. Novoste maintains for the benefit of the Novoste Group Members contracts of insurance and indemnity (the “Novoste Insurance Contracts”) that insure against such risks, and are in such amounts, as are appropriate and reasonable considering the nature and operations of the businesses of the Novoste Group Members and the assets and properties related thereto. All Novoste Insurance Contracts are in full force and effect, with no default thereunder by any Novoste Group Member which could permit the insurer to deny payment of claims thereunder. All premiums due and payable thereon have been paid and no Novoste Group Member has received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under any of the Novoste Insurance Contracts will not be available in the future on substantially the same terms as now in effect. No Novoste Group Member has received or given a notice of cancellation with respect to any of the Novoste Insurance Contracts. There is no material claim by any Novoste Group Member pending under any Novoste Insurance Contracts as to which coverage has been questioned, denied or disputed by the underwriters of such contracts. To the Knowledge of Novoste, there is not any threatened termination of or material premium increase with respect to any Novoste Insurance Contract.

4.23 Banking Relationships. Schedule 4.23 sets forth the names and locations of all banks and trust companies in which any Novoste Group Member has an account, line of credit or safety deposit box, and, with respect to each such account, line of credit or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto, as well as the account and other numbers of designation thereof.

4.24 Absence of Certain Relationships. Except as set forth on Schedule 4.24, since January 1, 2004, none of (a) any Novoste Group Member, (b) any director or officer of any Novoste Group Member and (c) any member of the immediate family of any Person listed in clause (b) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of any Novoste Group Member, other than holdings in publicly held companies of less than one percent (1%) of the outstanding capital stock of any such publicly held company. Except as disclosed in Schedule 4.24, there are no existing, and since January 1, 2004 there has been no contract, transaction, indebtedness or other arrangement, or any related series thereof, between any Novoste Group Member, on the one hand, and any of the directors, officers, stockholders or other Affiliates of an Novoste Group Member, or any of their respective Affiliates or immediate family members, on the other. There is no indebtedness owed to any Novoste Group Member by any employee, consultant, officer or director, other than salary advances and travel expenses in the ordinary course of business consistent with past practice.

4.25 Foreign Corrupt Practices. No Novoste Group Member, none of their respective officers, directors, agents, employees and no other Person acting on behalf of any Novoste Group Member (a) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment or other unlawful payments relating to political activity to government officials, employees, political parties, campaigns or others (whether foreign or domestic), (b) established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) received any unlawful contributions, payments, gifts or expenditures or (d) consummated any transaction, made any payment, entered into any contract or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended.

4.26 Powers-of-attorney. Except as set forth on Schedule 4.26, there are no outstanding powers-of-attorney executed on behalf of any Novoste Group Member.

4.27 Takeover Statues; Rights Agreement. The Novoste Board of Directors has, to the extent such statutes are applicable, taken all action necessary to exempt this Agreement, the Merger and the transactions contemplated hereby, from any anti-takeover, control share acquisition, fair price, moratorium or other similar statute of the State of Florida (each, a “Florida Takeover Statute”) that applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby. The Novoste Board of Directors has taken all actions so that the execution, delivery, announcement or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not cause any change, effect or result under the Rights Agreement which is adverse to the interests of ONI. Without limiting the generality of the foregoing, the Rights Agreement has been amended by all necessary action (i) such that the definition of an “Acquiring Person” (as set forth in the Rights Agreement) provides that each Person listed on Schedule 4.27 shall not be deemed to be an “Acquiring Person” as a result of the receipt by such Person of shares of Novoste Common Stock in the Merger, and (ii) assuming that those Persons listed on Schedule 4.27 are the only Persons, together with their Affiliates and Associates (each as set forth in the Rights Agreement), who will become beneficial owners of 15% or more of the outstanding shares of Novoste Common Stock as a result of the consummation of the Merger, to ensure that “Distribution Date” (as such term is defined in the Rights Agreement) does not occur by reason of the execution, delivery, announcement or performance of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, and such amendment by its terms may not be further amended by Novoste without the prior written consent of ONI.

4.28 Fairness Opinion. The Novoste Board of Directors has received an opinion from Asante Partners, LLC, dated as of the date hereof, to the effect that, as of the date hereof, the merger consideration is fair to Novoste from a financial point of view, and has delivered, or will as promptly as practicable after receipt thereof deliver, to ONI a copy of such opinion.

4.29 Full Disclosure. None of the information furnished or made available by Novoste to ONI in this Agreement (including the Schedules hereto) or in any certificate or document delivered pursuant hereto by Novoste at or prior to the Closing Date, is false or misleading or contains any misstatement of a material fact, or omits to state any material fact required to be stated in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

4.30 Acknowledgement. Except for the representations and warranties contained in this Agreement, Novoste acknowledges that ONI makes no other express or implied representation or warranty in connection with this Agreement and the transactions expressly contemplated hereby.

ARTICLE V

Representations and Warranties With Respect to Merger Sub

Novoste and Merger Sub hereby represent and warrant to ONI as of the date hereof that, except as set forth in the schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article V with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article V, as well as any other section or subsection of this Article V if the relevance of the disclosed item to such other section or subsection is readily apparent on its face), dated as of the date of this Agreement, from Novoste and Merger Sub to ONI delivered by Novoste and Merger Sub immediately prior to the execution and delivery of this Agreement:

5.1 Corporate Status. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Ownership. All of the outstanding capital stock of Merger Sub is held by Novoste.

5.3 Limited History and Purpose. Merger Sub was incorporated on May 17, 2005 for the purpose of effecting the transactions contemplated by this Agreement. Merger Sub never has had any operations, and has no assets. Other than pursuant to this Agreement, Merger Sub has no Liabilities of any kind.

5.4 Authority for Agreement. Merger Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of Merger Sub’s obligations hereunder, have been duly and validly authorized by the Merger Sub Board of Directors and, except for the approval and adoption of this Agreement and approval of the Merger by Novoste in its capacity as the sole stockholder of Merger Sub (which approval and adoption shall be granted by Novoste promptly after the execution of this Agreement), no other corporate proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the Merger. This Agreement and the other agreements contemplated hereby to be signed by Merger Sub have been duly executed and delivered and, assuming the due authorization, execution and delivery thereof by ONI, constitute valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their terms, subject to the qualification that enforcement of the rights and remedies created hereby and thereby is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

ARTICLE VI

Conduct Prior to the Effective Time

6.1 Conduct of Business by ONI. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the

Effective Time, ONI shall, except to the extent Novoste shall otherwise consent in writing (which consent may not be unreasonably withheld, delayed or conditioned), carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization and (ii) preserve its relationships with material customers, suppliers, licensors, licensees, and others with which it has business dealings.

Without limiting the generality of the foregoing, except as permitted by the terms of this Agreement, and except as set forth on Schedule 6.1, without the prior written consent of Novoste (which consent may not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, ONI shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) Except as contemplated by this Agreement, cause, permit or propose any amendments to its certificate of incorporation, bylaws or other charter documents (or similar governing instruments of any of its subsidiaries) other than for the purpose of eliminating any right of the holders of the Series A Preferred to receive any consideration in excess of the consideration contemplated by this Agreement in connection with or as a result of the Merger;

(b) Take or omit to take any action, or permit any of its affiliates to take or omit to take any action, which would reasonably be expected to result in an ONI Material Adverse Effect;

(c) Except for the Loan, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or enter into any arrangement having the economic effect of the foregoing;

(d) Waive any stock repurchase rights, reprice options granted to any employee, consultant or director, or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire ONI’s or any of its Subsidiaries’ capital stock;

(e) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Novoste, or adopt any new severance plan;

(f) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to its Intellectual Property, other than in connection with the sale of products and services in the ordinary course of business consistent with past practice;

(g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split,

combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(h) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of ONI or any of its Subsidiaries, except repurchases of unvested shares for par value in connection with the termination of employment relationship with any employee pursuant to ONI Options or repurchase agreements in effect as of the date hereof;

(i) Subject to the provisions of Section 7.5, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of ONI;

(j) Enter into any relationship or alliance in which ONI agrees to share profits, pay royalties, share ownership of Intellectual Property or grant exclusive rights of any nature to the Intellectual Property of ONI or any of its Subsidiaries to any third party;

(k) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material to the business of ONI, other than in the ordinary course of business consistent with past practice;

(l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, or change in any material respect any management policies or procedures;

(m) Authorize or make any expenditures (including capital expenditures) outside of the ordinary course of business consistent with past practice;

(n) Modify, amend or terminate any ONI Material Agreement or other material contract or agreement to which ONI or any of its Subsidiaries is a party or enter into any new contract or agreement that would constitute an ONI Material Agreement, other than in the ordinary course of business consistent with past practice;

(o) Settle any material litigation or waive, release or assign any material rights or claims thereunder;

(p) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(q) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a “reorganization” within the meaning of Section 368 of the Code;

(r) Engage in any action with the intent to directly or indirectly adversely affect any of the transactions contemplated by this Agreement, including with respect to any “poison pill” or similar plan, agreement or arrangement, or any Delaware Takeover Statute;

(s) Fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect, except that existing policies may be replaced by new or successor policies of substantially similar coverage; or

(t) Authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any contract or commitment to do any of the foregoing or any other action that would or could reasonably be expected to result in any conditions to the Merger set forth in Article VIII not being satisfied or that would materially impair the ability of ONI, Novoste or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

6.2 Conduct of Business by Novoste. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except to the extent ONI shall otherwise consent in writing (which consent may not be unreasonably withheld, delayed or conditioned), Novoste shall conduct, and shall cause its Subsidiaries to conduct, its operations solely as set forth in the Wind Down Plan. For the avoidance of doubt, Novoste may engage in one or more transactions pursuant to which it may sell or transfer all or a portion of its assets (other than cash) or liabilities. Without limiting the generality of the foregoing, except to the extent permitted by the terms and conditions of this Agreement or pursuant to the Wind Down Plan or the immediately preceding sentence, without the prior written consent of ONI (which consent may not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Novoste shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) Except as contemplated by this Agreement, cause, permit or propose any amendments to its certificate of incorporation, bylaws or other charter documents (or similar governing instruments of any of its subsidiaries), except as contemplated by this Agreement;

(b) Take or omit to take any action, or permit any of its affiliates to take or omit to take any action, which would reasonably be expected to result in a Novoste Material Adverse Effect;

(c) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or enter into any arrangement having the economic effect of the foregoing;

(d) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any employee, consultant, director or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire Novoste’s or any of its Subsidiaries’ capital stock;

(e) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to ONI, or adopt any new severance plan;

(f) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to its Intellectual Property;

(g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(h) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Novoste or any of its Subsidiaries;

(i) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Novoste Common Stock pursuant to the exercise of Novoste Options or (ii) shares of Novoste Common Stock issuable to participants in the Novoste ESPP consistent with the terms thereof;

(j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Novoste or enter into any material joint ventures;

(k) Enter into any relationship or alliance in which Novoste agrees to share profits, pay royalties, share ownership of Intellectual Property or grant exclusive rights of any nature to the Intellectual Property of Novoste or any of its Subsidiaries to any third party;

(l) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Novoste;

(m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, or change in any material respect any management policies or procedures;

(n) Authorize or make any expenditures (including capital expenditures) outside of the Wind Down Plan;

(o) Modify, amend or terminate any Novoste Material Agreement or other material contract or agreement to which Novoste or any of its Subsidiaries is a party or enter into any new contract or agreement that would constitute a Novoste Material Agreement, other than in the ordinary course of business consistent with past practice;

(p) Settle any material litigation or waive, release or assign any material rights or claims thereunder other than the Company’s litigation with Calmedica, LLC;

(q) Enter into any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation with respect to any Intellectual Property;

(r) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(s) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a “reorganization” within the meaning of Section 368 of the Code;

(t) Engage in any action with the intent to directly or indirectly adversely affect any of the transactions contemplated by this Agreement, including with respect to any “poison pill” or similar plan, agreement or arrangement, or any Florida Takeover Statute;

(u) Fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect, except that existing policies may be replaced by new or successor policies of substantially similar coverage; or

(v) Authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any contract or commitment to do any of the foregoing or any other action that would or could reasonably be expected to result in any conditions to the Merger set forth in Article VIII not being satisfied or that would materially impair the ability of ONI, Novoste or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

ARTICLE VII

Additional Agreements

7.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, Novoste will prepare and file with the SEC (subject, however, to compliance by Novoste with this Section 7.1(a)) a proxy statement seeking the Novoste Stockholder Approvals (the “Proxy Statement”). Novoste shall promptly notify ONI of the receipt of any comments of the SEC or the Trading Market with respect to the Proxy Statement and of any requests by the SEC or the Trading Market for any amendment or supplement thereto or for additional information, shall promptly provide to ONI copies of all correspondence between Novoste or any representative of Novoste and the SEC or the Trading Market, and shall give ONI and ONI’s counsel and accountants the opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC, and shall give ONI and ONI’s counsel and accountants the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC (it being understood and agreed that Novoste shall not file the Proxy Statement or any amendment or supplement thereto without ONI’s consent which consent shall not be unreasonably withheld). ONI will promptly furnish to Novoste all information concerning it as may be required for the Proxy Statement and any supplements or amendments thereto, including without limitation, financial statements in conformity with all applicable provisions of the Exchange Act. Novoste will cause the Proxy Statement to comply in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Promptly after the resolution of all SEC or the Trading Market comments to the Proxy Statement, Novoste shall mail at the earliest practicable date to its stockholders the Proxy Statement, which shall include all information required under applicable law to be furnished to Novoste’s stockholders in connection with the Merger, this Agreement and the transactions contemplated hereby, and the Novoste Stockholder Approvals.

(c) None of the financial or other information to be supplied by ONI or its representatives for inclusion in the Proxy Statement, including all amendments and supplements thereto, shall (A) on the date the Proxy Statement is first mailed to the stockholders of Novoste, (B) at the date of the Novoste Stockholders Meeting, and (C) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(d) None of the financial or other information to be supplied by Novoste or its representatives for inclusion or incorporation by reference in the Proxy Statement, including all amendments and supplements thereto, shall, (A) on the date the Proxy Statement is first mailed to the stockholders of Novoste, (B) at the date of the Novoste Stockholders Meeting, and (C) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(e) Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Novoste or ONI, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of Novoste, such amendment or supplement.

(f) Each of Novoste and ONI will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials or the Trading Market in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials or the Trading Market for amendments or supplements to the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, or the Trading Market on the other hand, with respect to the Proxy Statement or the Merger.

7.2 Meeting of Novoste Stockholders. Promptly after the date hereof, Novoste will take all action necessary in accordance with the Florida Business Corporation Act (the “FBCA”) and its articles of incorporation and bylaws to convene a meeting of Novoste’s stockholders (the

“Novoste Stockholders Meeting”) to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement, for the purpose of voting upon (i) the Novoste Share Issuance, (ii) the Novoste Share Increase Charter Amendment, and (iii) the Novoste Name Change Charter Amendment. At the election of Novoste, the Novoste Stockholders Meeting may also serve as the 2005 annual meeting of Novoste stockholders and, if Novoste so elects, the Proxy Statement shall also serve as the proxy statement for such annual meeting and shall contain customary proposals regarding the election of directors and similar matters. Subject to Section 7.4, Novoste will use its reasonable efforts to solicit from its stockholders proxies in favor of the Novoste Stockholder Approvals, and will use its reasonable efforts to secure the vote of its stockholders required by the rules of the Nasdaq Stock Market or the FBCA to obtain the Novoste Stockholder Approvals. Novoste may adjourn or postpone the Novoste Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Novoste’s stockholders in advance of a vote on the Novoste Stockholder Approvals or, if as of the time for which the Novoste Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of the Novoste Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Novoste Stockholders Meeting. Subject to the provisions of Section 7.4, Novoste shall ensure that the Novoste Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Novoste in connection with the Novoste Stockholders Meeting are solicited, in compliance with the FBCA, Novoste’s articles of incorporation and bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

7.3 Board of Directors of Novoste as of the Effective Time. On the Closing Date, Novoste shall deliver to ONI a written resignation, in form and substance reasonably satisfactory to ONI, from each officer and director of Novoste, other than four directors who shall be designated by Novoste and who are identified on Schedule 7.3(a) (collectively referred to as the “Novoste Remaining Directors”), effective as of the Effective Time. At the Effective Time, the Novoste Board of Directors, consisting solely of the Novoste Remaining Directors, shall appoint five new members to the Novoste Board of Directors, which members shall have been designated by ONI and are identified on Schedule 7.3(b) (the “ONI Designated Directors”). For the avoidance of doubt, immediately after the Effective Time, the Novoste Board of Directors shall consist of the Novoste Remaining Directors and the ONI Designated Directors.

7.4 No Solicitation by Novoste.

(a) Novoste agrees that, during the term of this Agreement, it shall not, and it shall cause its directors, officers, employees, agents or representatives, not to, directly or indirectly, solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination or financing involving Novoste or Merger Sub, or acquisition of any capital stock of Novoste or Merger Sub or 5% or more of the assets of Novoste or any of its Subsidiaries in a single transaction or a series of related transactions, or any acquisition by Novoste or Merger Sub of any material assets or capital stock of any other Person, or any liquidation of Novoste or Merger Sub, or any combination of the foregoing (a “Novoste Competing Transaction”), or negotiate, explore or otherwise engage in discussions with any Person (other than ONI and its directors, officers, employees, agents and representatives) with respect to any Novoste Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, Novoste may engage in one or more transactions pursuant to which it may sell or transfer all or a portion of its assets (other than cash) or liabilities in consideration for the payment of cash and/or the assumption of Novoste Liabilities, and any such transaction shall not be deemed a “Novoste Competing Transaction.” Novoste will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Novoste Competing Transaction.

(b) Notwithstanding anything to the contrary contained in Section 7.4(a) or in any other provision of this Agreement, Novoste and the Novoste Board of Directors shall not be prohibited from furnishing information to, or entering into discussions or negotiations with, any Person that makes a bona fide written Novoste Competing Transaction proposal to the Novoste Board of Directors after the date hereof which was not invited, initiated, solicited or knowingly encouraged, directly or indirectly, by Novoste, if (i) the Novoste Board of Directors or any committee thereof (A) determines, after consultation with Novoste’s financial advisor, that such third party has submitted to Novoste a Novoste Competing Transaction proposal which has a reasonable likelihood of resulting in a Novoste Superior Proposal (as defined in Section 7.4(e)) and (B) determines, after consultation with Novoste’s outside legal counsel, that such action is required in order for the Novoste Board of Directors to comply with its fiduciary obligations under applicable law, (ii) Novoste promptly informs ONI in writing of the identity of the potential acquirer and the material terms of such Novoste Competing Transaction proposal, and (iii) Novoste has otherwise complied with the provisions of this Section 7.4. Novoste agrees that any non-public information furnished to a potential acquirer will be pursuant to a confidentiality agreement on terms no less favorable to Novoste than the confidentiality provisions contained in this Agreement. Novoste will inform ONI promptly of any related developments, discussions and negotiations with respect to the Novoste Competing Transaction proposal (including the terms and conditions of the Novoste Competing Transaction proposal and any modifications or changes thereto).

(c) Subject to Sections 7.4(b) and 7.4(d), neither the Novoste Board of Directors nor any committee thereof shall:

(i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to ONI, (A) the approval by the Novoste Board of Directors or a committee thereof of (1) this Agreement and the Merger, (2) the Novoste Share Issuance, (3) the Novoste Share Increase Charter Amendment, and (4) the Novoste Name Change Charter Amendment or (B) the recommendation by the Novoste Board of Directors or a committee thereof to the stockholders of Novoste to vote in favor of (1) the Novoste Share Issuance, (2) the Novoste Share Increase Charter Amendment, and (3) the Novoste Name Change Charter Amendment;

(ii) approve or recommend, or propose publicly to approve or recommend, any Novoste Competing Transaction proposal;

(iii) cause Novoste to enter into, approve or recommend, or propose publicly to approve or recommend, or execute, any letter of intent, agreement in principle,

merger agreement, acquisition agreement, option agreement or other agreement relating to any Novoste Competing Transaction or agree or propose to agree to do any of the foregoing; or

(iv) submit any Novoste Competing Transaction proposal at the Novoste Stockholders Meeting or any other stockholders meeting for purposes of voting upon approval and adoption of a Novoste Competing Transaction proposal.

(d) Notwithstanding Section 7.4(c), at anytime prior to the adoption of the Novoste Stockholder Approvals, the Novoste Board of Directors (or any committee thereof) may withdraw, amend or modify its approvals and recommendations, as set forth in Section 7.4(c), in a manner adverse to ONI if (i) the Novoste Board of Directors determines in good faith, after having taken into account the advice of Novoste’s outside legal counsel, that, the withdrawal, amendment, or modification of the Novoste Board of Directors’ approvals and recommendations is required in order for the Novoste Board of Directors to comply with its fiduciary obligations to Novoste’s stockholders under applicable law, and (ii) the Novoste Board of Directors provides ONI with at least five business days prior notice of its intention to withdraw, amend or modify its approvals and recommendations. If the reason that the Novoste Board of Directors intends to withdraw, amend or modify its approvals and recommendations is because the Novoste Board of Directors has determined that a Novoste Competing Transaction proposal is a Novoste Superior Proposal, during the five business days following Novoste’s notice (or such longer period as agreed to by the parties), Novoste in good faith shall review, with the assistance of its outside financial advisor, any ONI counter-proposal to determine if such ONI counter-proposal is at least as favorable to the Novoste stockholders as the Novoste Superior Proposal from a financial point of view. If the Novoste Board of Directors determines that the ONI counter–proposal, if any, is at least as favorable to the Novoste stockholders as the Novoste Superior Proposal from a financial point of view, Novoste and ONI shall make adjustments in the terms and conditions of this Agreement such that the Novoste Competing Transaction proposal is no longer a Novoste Superior Proposal. If the Novoste Board of Directors determines that the ONI counter-proposal is not at least as favorable to the Novoste stockholders as the Novoste Superior Proposal, or if no ONI counter-proposal is offered by ONI before the expiration of such five business day period, Novoste’s Board of Directors may terminate this Agreement pursuant to Section 9.1(i) and cause Novoste promptly thereafter to enter into an agreement with respect to such Novoste Superior Proposal.

(e) For purposes of this Agreement, a “Novoste Superior Proposal” means any bona fide written proposal (or its most recent amended or modified terms, if amended or modified) made by a potential acquirer to enter into a Novoste Competing Transaction, the effect of which would be that (i) the Novoste stockholders would beneficially own less than 50% of the voting stock, common stock and participating stock of the combined or on going entity, or (ii) the transaction would result in the sale, transfer or other disposition of all or substantially all of the assets of Novoste and Merger Sub, taken as a whole, and which (in the case of either clause (i) or (ii) above) the Novoste Board of Directors, or any committee thereof, determines in its good faith judgment, based on among other things, the advice of its financial advisor, if consummated, would result in a transaction more favorable to Novoste’s stockholders from a financial point of view than the Merger, taking into account all relevant factors (including whether such transaction is subject any material contingency to which the other party has not demonstrated its ability to overcome and whether such transaction is reasonably capable of being completed, and any proposed changes to this Agreement that may be proposed by ONI in response to the Novoste Competing Transaction proposal); provided, however, that any such proposal shall not be deemed to be a Novoste Superior Proposal unless any financing that is required to consummate the transaction contemplated by such proposal is committed, or unless the Novoste Board of Directors, or any committee thereof, shall reasonably conclude (based on consultation with its financial advisor) that such financing is likely to be obtained by such third party on a timely basis.

(f) Nothing in this Section 7.4 or elsewhere in this Agreement shall prohibit Novoste or the Novoste Board of Directors from taking or disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

7.5 No Solicitation by ONI.

(a) ONI agrees that, during the term of this Agreement, it shall not, and it shall cause its directors, officers, employees, agents or representatives, not to, directly or indirectly, solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination or financing involving ONI, or acquisition of any capital stock of ONI or 5% or more of the assets of ONI or any of its Subsidiaries, excluding sales of Product in the ordinary course of business, in a single transaction or a series of related transactions, or any acquisition by ONI of any material assets or capital stock of any other Person, or any liquidation of ONI, or any combination of the foregoing (an “ONI Competing Transaction”), or negotiate, explore or otherwise engage in discussions with any Person (other than Novoste and its directors, officers, employees, agents and representatives) with respect to any ONI Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. ONI will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for an ONI Competing Transaction.

(b) Notwithstanding anything to the contrary contained in Section 7.5(a) or in any other provision of this Agreement, ONI and the ONI Board of Directors shall not be prohibited from furnishing information to, or entering into discussions or negotiations with, any Person that makes a bona fide written ONI Competing Transaction proposal to the ONI Board of Directors after the date hereof which was not invited, initiated, solicited or knowingly encouraged, directly or indirectly, by ONI, if (i) the ONI Board of Directors or any committee thereof (A) determines that after consultation with ONI’s financial advisor, such third party has submitted to ONI an ONI Competing Transaction proposal which has a reasonable likelihood of resulting in an ONI Superior Proposal (as defined in Section 7.5(e)) and (B) determines, after consultation with ONI’s outside legal counsel, that such action is required in order for the ONI Board of Directors to comply with its fiduciary obligations under applicable law, (ii) ONI promptly informs Novoste in writing of the identity of the potential acquirer and the material terms of such ONI Competing Transaction proposal, and (iii) ONI has otherwise complied with the provisions of this Section 7.5. ONI agrees that any non-public information furnished to a potential acquirer will be pursuant to a confidentiality agreement on terms no less favorable to ONI than the confidentiality provisions contained in this Agreement. ONI will inform Novoste promptly of any related developments, discussions and negotiations with respect to the ONI Competing Transaction proposal (including the terms and conditions of the ONI Competing Transaction proposal and any modifications or changes thereto).

(c) Subject to Sections 7.5(b) and 7.5(d), neither the ONI Board of Directors nor any committee thereof shall:

(i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Novoste, (A) the approval by the ONI Board of Directors or a committee thereof of this Agreement and the Merger, or (B) the recommendation by the ONI Board of Directors or a committee thereof to the stockholders of ONI to vote in favor of this Agreement and the Merger;

(ii) approve or recommend, or propose publicly to approve or recommend, any ONI Competing Transaction proposal;

(iii) cause ONI to enter into, approve or recommend, or propose publicly to approve or recommend, or execute, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement relating to any ONI Competing Transaction or agree or propose to agree to do any of the foregoing; or

(iv) submit any ONI Competing Transaction proposal to the ONI stockholders for purposes of voting upon approval and adoption of an ONI Competing Transaction proposal.

(d) Notwithstanding Section 7.5(c), at anytime prior to the adoption of this Agreement, the ONI Board of Directors (or any committee thereof) may withdraw, amend or modify its approvals and recommendations, as set forth in Section 7.5(c), in a manner adverse to Novoste if (i) the ONI Board of Directors determines in good faith, after having taken into account the advice of ONI’s outside legal counsel, that, the withdrawal, amendment, or modification of the ONI Board of Directors’ approvals and recommendations is required in order for the ONI Board of Directors to comply with its fiduciary obligations to ONI’s stockholders under applicable law, and (ii) the ONI Board of Directors provides Novoste with at least five business days prior notice of its intention to withdraw, amend or modify its approvals and recommendations. If the reason that the ONI Board of Directors intends to withdraw, amend or modify its approvals and recommendations is because the ONI Board of Directors has determined that an ONI Competing Transaction proposal is an ONI Superior Proposal, during the five business days following ONI’s notice (or such longer period as agreed to by the parties), ONI in good faith shall review, with the assistance of its outside financial advisor, any Novoste counter-proposal to determine if such Novoste counter-proposal is at least as favorable to the ONI stockholders as the ONI Superior Proposal from a financial point of view. If the ONI Board of Directors determines that the Novoste counter-proposal, if any, is at least as favorable to the ONI stockholders as the ONI Superior Proposal from a financial point of view, Novoste and ONI shall make adjustments in the terms and conditions of this Agreement such that the ONI Competing Transaction proposal is no longer an ONI Superior Proposal. If the ONI Board of Directors determines that the Novoste counter-proposal is not at least as favorable to the ONI stockholders as the ONI Superior Proposal, or if no Novoste counter-proposal is offered by

Novoste before the expiration of such five business day period, the ONI Board of Directors may terminate this Agreement pursuant to Section 9.1(j) and cause ONI promptly thereafter to enter into an agreement with respect to such ONI Superior Proposal.

(e) For purposes of this Agreement, an “ONI Superior Proposal” means any bona fide written proposal (or its most recent amended or modified terms, if amended or modified) made by a potential acquirer to enter into an ONI Competing Transaction, the effect of which would be that (i) the ONI stockholders would beneficially own less than 50% of the voting stock, common stock and participating stock of the combined or on going entity, or (ii) the transaction would result in the sale, transfer or other disposition of all or substantially all of the assets of the ONI Group Members, taken as a whole, and which (in the case of either clause (i) or (ii) above) the ONI Board of Directors, or any committee thereof, determines in its good faith judgment, based on among other things, the advice of its financial advisor, if consummated, would result in a transaction more favorable to ONI’s stockholders from a financial point of view than the Merger, taking into account all relevant factors (including whether such transaction is subject any material contingency to which the other party has not demonstrated its ability to overcome and whether such transaction is reasonably capable of being completed, and any proposed changes to this Agreement that may be proposed by Novoste in response to the ONI Competing Transaction proposal); provided, however, that any such proposal shall not be deemed to be an ONI Superior Proposal unless any financing that is required to consummate the transaction contemplated by such proposal is committed, or unless the ONI Board of Directors, or any committee thereof, shall reasonably conclude (based on consultation with its financial advisor) that such financing is likely to be obtained by such third party on a timely basis.

(f) Nothing in this Section 7.5 or elsewhere in this Agreement shall prohibit ONI or the ONI Board of Directors from taking or disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act.

7.6 Confidentiality; Access to Information.

(a) The parties acknowledge that ONI and Novoste have previously executed a letter of intent, dated as of February 11, 2005, as amended (the “LOI”), which contains in Section (g) of Schedule II thereof, confidentiality provisions which will continue in full force and effect.

(b) Novoste, on the one hand, and ONI, on the other, will afford the other party and the other party’s accountants, counsel and other representatives reasonable access to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and Personnel, as the other party may reasonably request. No information or knowledge obtained by a party in any investigation pursuant to this Section 7.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

7.7 Public Disclosure. Novoste and ONI will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement, a Novoste Competing Transaction proposal or an ONI Competing Transaction proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law (including Rules 14d-9 and 14e-2 promulgated under the Exchange Act) or any listing agreement with a national securities exchange. Novoste and ONI have agreed to the text of Novoste’s press release announcing the execution of this Agreement.

7.8 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VIII to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Each of ONI and Novoste will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting ONI, Novoste or their respective subsidiaries that relates to the consummation of the Merger. ONI shall give prompt notice to Novoste of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of ONI to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or any material adverse event involving its business or operations; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Novoste shall give prompt notice to ONI of any representation or warranty made by Novoste or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Novoste or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or any material adverse event involving its business or operations; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

7.9 Indemnification; Tail D&O Insurance.

(a) The parties hereto agree that, from and after the Effective Time, Novoste and the Surviving Corporation shall be jointly and severally obligated to fulfill and honor in all respects the obligations of ONI pursuant to any indemnification agreement between ONI and any Person who served as a director or officer of ONI at any time prior to the Effective Time (the “ONI Indemnified Parties”) and any indemnification provisions under ONI’s certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to exculpation and indemnification that are at least as favorable in all respects to the ONI Indemnified Parties as those contained in the certificate of incorporation and bylaws of ONI as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect any rights thereunder of the ONI Indemnified Parties, unless such modification is required by law. Notwithstanding the foregoing, nothing herein shall prevent the Surviving Corporation from changing its jurisdiction of incorporation so long as the certificate of incorporation (or similar instrument) and bylaws of any such successor contain provisions relating to indemnification and exculpation of the ONI Indemnified Parties (including any obligation to advance funds for expenses) that are at least as favorable in all respects to the ONI Indemnified Parties as those contained in the ONI certificate of incorporation and bylaws as in effect on the date hereof.

(b) The parties hereto agree that, from and after the Effective Time, Novoste and the Surviving Corporation shall be jointly and severally obligated to fulfill and honor in all respects the obligations of Novoste pursuant to any indemnification agreement between Novoste and any Person who served as a director or officer of Novoste at any time prior to the Effective Time (the “Novoste Indemnified Parties” and together with the ONI Indemnified Parties, the “Indemnified Parties”) and any indemnification provisions under Novoste’s articles or certificate of incorporation or bylaws as in effect on the date hereof. The articles or certificate of incorporation and bylaws of Novoste shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Novoste Indemnified Parties, unless such modification is required by law. Notwithstanding the foregoing, nothing herein shall prevent Novoste from changing its jurisdiction of incorporation so long as the articles of incorporation (or similar instrument) and bylaws of any such successor contain provisions relating to indemnification and exculpation of the Novoste Indemnified Parties (including any obligation to advance funds for expenses) that are at least as favorable in all respects to the Novoste Indemnified Parties as those contained in the Novoste articles of incorporation and bylaws as in effect on the date hereof, provided, however, that if Novoste changes its jurisdiction of incorporation to the State of Delaware and the certificate of incorporation (or similar instrument) and bylaws of its successor Delaware corporation contain provisions providing for the indemnification and exculpation of the Novoste Indemnified Parties (including any obligation to advance funds for expenses) to the maximum extent permitted by the Delaware General Corporations Law, the requirements of this provision shall be deemed satisfied.

(c) For a period of six years after the Effective Time, Novoste will maintain in effect Novoste’s existing officers’ and directors’ liability insurance policy for the Novoste Indemnified Parties, or a substantially similar policy, with respect to claims arising from facts or events that occurred on or prior to the Effective Time. The premiums for the insurance coverage pursuant to this Section 7.9(c) shall be borne by Novoste or the Surviving Corporation or any successor of Novoste or the Surviving Corporation, but shall be deemed wind down expenses and be reflected as such on the Wind Down Plan.

(d) For a period of six years after the Effective Time, Novoste shall cause the Surviving Corporation to maintain in effect ONI’s existing officers’ and directors’ liability insurance policy for the ONI Indemnified Parties, or a substantially similar policy, with respect to claims arising from facts or events that occurred on or prior to the Effective Time. The premiums for the insurance coverage pursuant to this Section 7.9(d) shall be borne by the Surviving Corporation or Novoste, or any successor of Novoste or the Surviving Corporation, but shall not be deemed wind down expenses or reflected as such on the Wind Down Plan.

(e) The parties hereto agree that, from and after the Effective Time, Novoste and the Surviving Corporation shall be jointly and severally obligated to fulfill and honor in all respects the obligations of Novoste and the Surviving Corporation, as applicable, pursuant to this Section 7.9 and agree that each of the Indemnified Parties is an intended beneficiary of the obligations of Novoste and the Surviving Corporation pursuant to this Section 7.9 and has the right to enforce them against Novoste and the Surviving Corporation, and their respective successors, with regard to himself or herself. Novoste and the Surviving Corporation also agree that, from and after the Effective Time, Novoste and the Surviving Corporation shall be jointly and severally obligated in any reorganization or similar transaction involving Novoste or the Surviving Corporation to cause, or to otherwise ensure that adequate provision is made for, a successor entity (having the ability to perform at least as well as Novoste or the Surviving Corporation immediately prior to such reorganization or similar transaction) to assume, undertake and perform all of the obligations of Novoste and the Surviving Corporation, as applicable, pursuant to this Section 7.9 so that none of the rights or benefits of the Indemnified Parties under this Section 7.9 (including the ability to exercise, enjoy and realize such rights or benefits) will be diminished by reason of such reorganization or similar transaction. This Section 7.9 shall survive the consummation of the Merger and shall be binding on all successors and assigns of the Surviving Corporation and Novoste.

7.10 Termination of Employee Stock Purchase Plan. Novoste suspended the Novoste ESPP in December 2004 and shall take no action to commence any new offering period thereunder.

7.11 Rights Agreement; Takeover Statutes. If any Florida Takeover Statute or Delaware Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Novoste and ONI and their respective boards of directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions. To the extent required, the Novoste Board of Directors shall take all further action, in addition to that referred to in Section 4.27, necessary in order to render the Rights (as such term is defined in the Rights Agreement) inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, including, without limitation, amending the Rights Agreement.

7.12 Restrictive Legend. Novoste will give stop transfer instructions to its transfer agent with respect to all shares of Novoste Common Stock received pursuant to the Merger, and there will be placed on the certificates representing such Novoste Common Stock, or any substitutions therefor, a legend stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT. THESE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

7.13 Section 16. Provided that ONI delivers to Novoste the Section 16 Information in a timely fashion, the Novoste Board of Directors, or a committee of two or more non-employee directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger, providing that the receipt by ONI Insiders of Novoste Common Stock upon conversion of ONI Common Stock, and of options for Novoste Common Stock upon conversion of ONI Options, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of ONI Insiders, the number of securities to be acquired by each such Person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d). “Section 16 Information” shall mean information regarding ONI Insiders, the number of shares of ONI capital stock held by each such ONI Insider and expected to be exchanged for Novoste Common Stock in connection with the Merger, and the number and description of ONI Options held by each such ONI Insider and expected to be converted into options for Novoste Common Stock in connection with the Merger. “ONI Insiders” shall mean those officers and directors of ONI who will be subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to Novoste and who are listed in the Section 16 Information.

7.14 Performance by Merger Sub. Novoste shall cause Merger Sub to perform all obligations under this Agreement to be performed by Merger Sub, and shall be jointly and severally liable with Merger Sub for any failure to so perform or other breach of any representations, warranties, covenants, agreements or other obligations of Merger Sub hereunder.

7.15 Employee Benefit Matters. From and after the Effective Time, with respect to all current and former employees of Novoste who were employed at or prior to the Effective Time, Novoste shall (i) continue to honor its previously established policy of providing 2 months health insurance coverage to employees upon termination, such coverage to be at Novoste’s sole cost and expense and at the same benefit and coverage level (including with regards to whether such coverage applies to each such employee’s individual family members) as each such employee had elected as of the time of such employee’s termination (in addition to and not exclusive of any rights employees have to obtain COBRA health insurance coverage during the 18 months following termination at each such employee’s own personal cost and expense), and (ii) continue to provide outplacement and severance pay benefits in accordance with Novoste’s policies as in effect at the Effective Time, provided however that all such benefits shall be in compliance with Section 409A of the Code and the Treasury guidance issued thereunder. Notwithstanding the foregoing, executive officers of Novoste who have entered into written agreements as described in Section 8.2(c) hereof shall receive health insurance benefits upon termination as described in such agreement and Section 8.2(c) hereof.

7.16 Representation Letter. Concurrently with the execution and delivery of this Agreement, Novoste is executing and delivering to ONI a letter substantially in the form of Exhibit C, dated the date hereof and executed on behalf of Novoste by its Chief Executive Officer and its Chief Financial Officer.

7.17 Continued Listing of Novoste Common Stock. Novoste and ONI agree to use commercially reasonable efforts to cause Novoste’s common stock to remain listed on the NASDAQ National Market, or become listed on another nationally recognized exchange registered with the Securities and Exchange Commission (including but not limited to the NASDAQ SmallCap Market or American Stock Exchange), following the Closing.

ARTICLE VIII

Conditions to the Merger

8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Novoste Stockholder Approvals. The Novoste Stockholder Approvals shall have been obtained.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) No Restraints. There shall not be pending any legal proceeding by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by ONI, Novoste or Merger Sub of, or to compel ONI, Novoste or Merger Sub to dispose of or hold separate, any material portion of the business or assets of ONI, Novoste or any Subsidiary of Novoste, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to impose limitations on the ability of Novoste to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation.

(d) No Assertion of Appraisal Rights. The holders of not more than ten percent (10%) of the outstanding ONI Capital Stock (on an as converted basis) shall have demanded appraisal of such holders’ shares pursuant to Section 262(d) of the DGCL.

8.2 Additional Conditions to Obligations of ONI. The obligation of ONI to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by ONI:

(a) Representations and Warranties. The representations and warranties of Novoste and Merger Sub contained in this Agreement (i) that are qualified or limited by materiality (including the word “material”) or “Novoste Material Adverse Effect” shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date); and ONI shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Novoste, which certificate shall have the effect of Novoste and Merger Sub making its representations and warranties under this Agreement as of the Closing Date (other than such representations that are made as of a specified date, which shall be remade on the Closing Date as of such specified date).

(b) Agreements and Covenants. Novoste and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and ONI shall have received a certificate to such effect signed on behalf of Novoste by the Chief Executive Officer or Chief Financial Officer of Novoste.

(c) Resignation of Directors and Officers; Releases by Officers. On the Closing Date, ONI shall have received the written resignation of each of the directors of Novoste (except for the Novoste Remaining Directors) and of Merger Sub, and written releases, each in the form of Exhibit D from each of Alfred Novak, Subhash Sarda and Daniel Hall.

(d) Novoste Material Adverse Effect. There shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Novoste Material Adverse Effect.

(e) Legal Opinion. ONI shall have received an opinion from Hogan & Hartson, LLP, counsel to Novoste and Merger Sub, in substantially the form of Exhibit E and dated as of the Closing Date.

(f) Representation Letter. ONI shall have received from Novoste a representation letter substantially in the form of Exhibit C, dated as of the Closing Date and executed on behalf of Novoste by its Chief Executive Officer and its Chief Financial Officer.

(g) Consents. All authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by Novoste and Merger Sub and the consummation by Novoste and Merger Sub of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, except for such failures to obtain as would not reasonably be expected to have, individually or in the aggregate, a Novoste Material Adverse Effect. Novoste and Merger Sub shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a breach or default by Novoste and Merger Sub under any contract to which Novoste or Merger Sub is a party or for the continuation of any agreement to which Novoste or Merger Sub is a party, except for such failures to obtain as would not reasonably be expected to have, individually or in the aggregate, a Novoste Material Adverse Effect.

8.3 Additional Conditions to the Obligations of Novoste and Merger Sub. The obligations of Novoste and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Novoste:

(a) Representations and Warranties. The representations and warranties of ONI contained in this Agreement (i) that are qualified or limited by materiality (including the word “material”) or “ONI Material Adverse Effect” shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct as of such date) and (ii) that are not so qualified or limited shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date); and Novoste shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of ONI, which certificate shall have the effect of ONI making its representations and warranties under this Agreement as of the Closing Date (other than such representations that are made as of a specified date, which shall be remade on the Closing Date as of such specified date).

(b) Agreements and Covenants. ONI shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Novoste shall have received a certificate to such effect signed on behalf of ONI by the Chief Executive Officer or Chief Financial Officer of ONI.

(c) ONI Material Adverse Effect. There shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have an ONI Material Adverse Effect.

(d) Legal Opinion. Novoste and Merger Sub shall have received an opinion from Foley Hoag LLP, counsel to ONI, in substantially the form of Exhibit F and dated as of the Closing Date.

(e) Consents. All authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by ONI and the consummation by ONI of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, except for such failures to obtain as would not reasonably be expected to have, individually or in the aggregate, an ONI Material Adverse Effect. ONI shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a breach or default by ONI under any contract to which ONI is a party or for the continuation of any agreement to which ONI is a party, except for such failures to obtain as would not reasonably be expected to have, individually or in the aggregate, an ONI Material Adverse Effect.

(f) United States Real Property Holding Corporation. Novoste shall have received a certification from the Chief Executive Officer and Chief Financial Officer of ONI, satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), that ONI is not a United States real property holding corporation and that shares of ONI Capital Stock do not constitute United States real property interests.

ARTICLE IX

Termination, Amendment and Waiver

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of ONI or Novoste:

(a) by mutual written consent duly authorized by the Boards of Directors of Novoste and ONI;

(b) by either ONI or Novoste, if the Merger shall not have been consummated by September 30, 2005 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Novoste or ONI, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either Novoste or ONI, if either the Novoste Share Issuance or the Novoste Share Increase Charter Amendment shall not have been approved by reason of the failure to obtain the required votes at the Novoste Stockholders Meeting;

(e) by ONI, if an ONI Triggering Event (as defined below) shall have occurred;

(f) by Novoste, if a Novoste Triggering Event (as defined below) shall have occurred;

(g) by ONI, upon a breach of any representation, warranty, covenant or agreement on the part of Novoste set forth in this Agreement, or if any representation or warranty of Novoste shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Novoste’s representations and warranties or breach by Novoste is curable by Novoste, then ONI may not terminate this Agreement under this Section 9.1(g) for 30 days after delivery of written notice from ONI to Novoste of such breach, provided Novoste continues to exercise commercially reasonable efforts to cure such breach (it being understood that ONI may not terminate this Agreement pursuant to this Section 9.1(g) if such breach by Novoste is cured during such 30-day period, or if ONI shall have materially breached this Agreement);

(h) by Novoste, upon a breach of any representation, warranty, covenant or agreement on the part of ONI set forth in this Agreement, or if any representation or warranty of ONI shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in ONI’s representations and warranties or breach by ONI is curable by ONI, then Novoste may not terminate this Agreement under this Section 9.1(h) for 30 days after delivery of written notice from Novoste to ONI of such breach, provided ONI continues to exercise commercially reasonable efforts to cure such breach (it being understood that Novoste may not terminate this Agreement pursuant to this 9.1(h) if such breach by ONI is cured during such 30-day period, or if Novoste shall have materially breached this Agreement);

(i) by Novoste in order to enter into an agreement with respect to a Novoste Superior Proposal (provided Novoste has complied with the provisions of Section 7.4);

(j) by ONI in order to enter into an agreement with respect to an ONI Superior Proposal (provided ONI has complied with the provisions of Section 7.5);

(k) by either Novoste or ONI if ONI delivers an Objection Notice in accordance with Section 2.8(d), and the disputed items are not resolved in accordance with Section 2.8(e); or

(l) by either Novoste or ONI, as applicable, pursuant to the provisions of Sections 2.10(a) through 2.10(d).

For the purposes of this Agreement, an “ONI Triggering Event” shall be deemed to have occurred if: (i) the Novoste Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to ONI its recommendation in favor of the adoption or approval, as applicable, of any of the Novoste Stockholder Approvals; (ii) Novoste shall have failed to include in the Proxy Statement the recommendation of the Novoste Board of Directors in favor of the adoption or approval, as applicable, of each of the Novoste Stockholder Approvals; (iii) the Novoste Board of Directors fails publicly to reaffirm its recommendation in favor of the adoption or approval, as applicable, of each of the Novoste Stockholder Approvals within 10 business days after ONI requests in writing that such recommendation be reaffirmed at any time following the public announcement of a proposal for a Novoste Competing Transaction; (iv) the Novoste Board of Directors or any committee thereof shall have approved or publicly recommended any proposal for a Novoste

Competing Transaction; (v) Novoste shall have breached any of the provisions of Sections 7.1, 7.2, 7.4 or 7.11; or (vi) a tender or exchange offer relating to securities of Novoste shall have been commenced by a person unaffiliated with ONI, and Novoste shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Novoste recommends rejection of such tender or exchange offer.

For the purposes of this Agreement, a “Novoste Triggering Event” shall be deemed to have occurred if: (i) the ONI Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Novoste its recommendation in favor of the adoption and approval of any of this Agreement and the transactions contemplated hereby, including the Merger; (ii) the ONI Board of Directors fails publicly to reaffirm its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger within 10 business days after Novoste requests in writing that such recommendation be reaffirmed at any time following the public announcement of a proposal for an ONI Competing Transaction; (iii) the ONI Board of Directors or any committee thereof shall have approved or publicly recommended any proposal for a ONI Competing Transaction; (iv) ONI shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any ONI Competing Transaction; (v) ONI shall have breached any of the provisions of Section 7.5; or (vi) a tender or exchange offer relating to securities of ONI shall have been commenced by a person unaffiliated with Novoste, and ONI shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that ONI recommends rejection of such tender or exchange offer.

9.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) that this Section 9.2, Section 9.3 and Article X shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of any covenant of this Agreement or for any act or omission by a party which renders any representations or warranties of such party untrue. No termination of this Agreement shall affect the confidentiality obligations of the parties contained in the LOI, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.3 Fees and Expenses.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) If either Novoste or ONI terminates this Agreement pursuant to Section 9.1(d) and within 12 months thereafter Novoste enters into an agreement to engage in a Novoste Competing Transaction, then immediately upon entering into such agreement the Warrant shall automatically terminate and be of no further force or effect (if, and only if, such Warrant has not been exercised prior to such time), and Novoste shall promptly surrender the Warrant to ONI for cancellation.

(c) If ONI terminates this Agreement pursuant to Section 9.1(e), then immediately upon such termination the Warrant shall automatically terminate and be of no further force or effect (if, and only if, such Warrant has not been exercised prior to such time), and Novoste shall promptly surrender the Warrant to ONI for cancellation.

(d) If Novoste terminates this Agreement pursuant to Section 9.1(f), then upon such termination ONI shall pay to Novoste an amount equal to $500,000 in cash by wire transfer in immediately available funds to an account designated by Novoste.

(e) If this Agreement is terminated by ONI pursuant to Section 9.1(g), then immediately upon such termination the Warrant shall automatically terminate and be of no further effect (if, and only if, such Warrant has not been exercised prior to such time), and Novoste shall promptly surrender the Warrant to ONI for cancellation.

(f) If this Agreement is terminated by Novoste pursuant to Section 9.1(h) then ONI shall pay to Novoste no later than two days after demand by Novoste therefor together with a statement from Novoste’s Chief Financial Offer certifying the amount thereof, Novoste’s fees and expenses (including fees of attorneys, accountants and financial advisors to Novoste) incurred in connection with this Agreement and the transactions contemplated hereby, up to an aggregate amount of such fees and expenses not to exceed $500,000.

(g) If Novoste terminates this Agreement pursuant to Section 9.1(i), then immediately upon such termination the Warrant shall automatically terminate and be of no further force or effect (if, and only if, such Warrant has not been exercised prior to such time), and Novoste shall prior to such termination surrender the Warrant to ONI for cancellation.

(h) If ONI terminates this Agreement pursuant to Section 9.1(j), then ONI shall pay to Novoste prior to such termination an amount equal to $500,000 in cash by wire transfer in immediately available funds to an account designated by Novoste.

(i) If ONI fails to pay any fee or expense due under this Section 9.3, or if Novoste fails to surrender the Warrant as required under this Section 9.3, then ONI or Novoste, as applicable, shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment or enforce surrender.

9.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Novoste and ONI; provided, however, that (a) after receipt of the Novoste Stockholder Approvals and the ONI Stockholder Approvals, there shall be made no amendment that by law requires further approval by the stockholders of either Novoste or ONI without the further approval of the stockholders of Novoste or ONI, as applicable, (b) no amendment shall be made to this Agreement after the Effective Time, and (c) except as provided above no amendment of this Agreement by the parties hereto shall require the approval of the respective stockholders of Novoste or ONI.

9.5 Extension; Waiver. At any time prior to the Effective Time, Novoste (with respect to ONI) and ONI (with respect to Novoste and Merger Sub) by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) subject to Section 9.4, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

General Provisions

10.1 Non-Survival of Representations and Warranties. The representations and warranties of ONI, Novoste and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time shall survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

(a)	if to Novoste or Merger Sub, to:

Novoste Corporation

4350 International Blvd.

Norcross, GA 30093

Facsimile No.: 707-717-1283

Attention: President and Chief Executive Officer

with a copy to:

Hogan & Hartson L.L.P.

555 Thirteenth Street, NW

Washington, DC 20004

Facsimile No.: 202-637-5910

Attention: Robert J. Waldman, Esq.

(b)	if to ONI, to:

ONI Medical Systems, Inc.

301 Ballardvale Street, Suite 4

Wilmington, MA 01887

Facsimile No.: 978-658-0898

Attention: Robert Kwolyk

with a copy to:

Foley Hoag LLP

155 Seaport Blvd.

Boston, Massachusetts 02210

Facsimile No.: 617-832-7000

Attention: David A. Broadwin, Esq.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the confidentiality provisions contained in Section (g) of Part II of the LOI shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided in Section 7.9.

10.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. The parties further agree to negotiate in good faith to modify this Agreement to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance; Fees

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

10.7 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such court), and further agree that service of any process, summons, notice or document by U.S. certified mail shall be effective service of process for any action, suit or proceeding brought against the parties in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the Court of Chancery of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.8 Rules of Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign, in whole or in part, by operation of law or otherwise, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

10.10 Waiver Of Jury Trial. EACH OF NOVOSTE, ONI AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NOVOSTE, ONI OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

NOVOSTE CORPORATION

By:	/s/ Alfred J. Novak
Name:	Alfred J. Novak
Title:	President and Chief Executive Officer

ONIA ACQUISITION CORP.

By:	/s/ Alfred J. Novak
Name:	Alfred J. Novak
Title:	President

ONI MEDICAL SYSTEMS, INC.

By:	/s/ Robert L. Kwolyk
Name:	Robert L. Kwolyk
Title:	President and Chief Executive Officer